Exhibit 10.1
STOCK PURCHASE AGREEMENT
dated as of
December 21, 2010
by and among
SCIQUEST, INC.
AND
TOM (YITAO) REN, YING (LILY) XIONG, JOHN PAUL GUTIERREZ
AND
RONALD DRESSIN

TABLE OF CONTENTS

Article I. PURCHASE AND SALE	1
1.01 Purchase and Sale	1
1.02 Purchase Price	2
1.03 AECsoft USA Closing	5
1.04 AEC Global Closing	6
1.05 Closing Balance Sheets	7
Article II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	8
2.01 Corporate Existence and Power	8
2.02 No Subsidiaries	8
2.03 Organization Documents; Books and Records	9
2.04 Authorization and Enforceability	9
2.05 Non-Contravention	9
2.06 Contracts	10
2.07 Consents; Approvals; Permits	11
2.08 Capitalization	12
2.09 Financial Statements	13
2.10 No Liabilities	13
2.11 No Material Adverse Change	14
2.12 Assets and Properties	15
2.13 Title to Property; Encumbrances	15
2.14 Litigation	16
2.15 Compliance with Laws	16
2.16 Intellectual Proprietary Rights	17
2.17 Employees	19
2.18 Insurance	19
2.19 Environmental Matters	20
2.20 Employee Benefit Plans	20
2.21 Taxes	23
2.22 Banks Accounts and Powers of Attorney	24
2.23 Accounts Receivable	24
2.24 Customers	24
2.25 Finders’ Fees	25
2.26 Related-Party Transactions	25
2.27 Warranty and Related Matters	25
2.28 Investment	25
2.29 Accuracy of Information Furnished	25
Article III. REPRESENTATIONS AND WARRANTIES OF BUYER	26
3.01 Corporate Existence	26
3.02 Corporate Authorization and Enforceability	26
3.03 Non-Contravention	26
3.04 Consents	26
3.05 Capitalization	27
3.06 Securities and Exchange Commission Filings	27
3.07 Litigation	27

3.08 Issuance of Buyer Shares	27
3.09 Accuracy of Information Furnished	27
Article IV. COVENANTS OF THE SHAREHOLDERS	28
4.01 Conduct of the Business	28
4.02 Notices of Certain Events	29
4.03 Maintenance of Business Relationships	29
4.04 Termination of 401(k) Plan	30
4.05 Access to Information	30
4.06 Covenant Not to Compete	30
4.07 No Solicitation	31
Article V. OTHER AGREEMENTS	32
5.01 Commercially Reasonable Efforts; Further Assurances	32
5.02 Certain Filings and Approvals	32
5.03 Public Announcements	32
5.04 Expenses	32
5.05 Transfer of Assets	33
5.06 Tax Matters	33
5.07 Resales of the Shares	33
Article VI. CONDITIONS TO CLOSING	34
6.01 Conditions to the Obligations of Each Party	34
6.02 Conditions to Obligation of Buyer	34
6.03 Conditions to Obligations of the Shareholders	35
Article VII. SURVIVAL; INDEMNIFICATION	36
7.01 Survival of Representations, Warranties, Covenants and Agreements	36
7.02 Indemnification of the Buyer Indemnified Parties	36
7.03 Indemnification of the Shareholder Indemnified Parties	38
7.04 Escrow Fund	39
7.05 General Indemnification Procedures	39
7.06 Shareholders Agent	42
Article VIII. TERMINATION, AMENDMENT AND WAIVER	43
8.01 Grounds for Termination	43
8.02 Effect of Termination	44
8.03 Amendment	44
8.04 Extension; Waiver	44
Article IX. MISCELLANEOUS	44
9.01 Entire Agreement	44
9.02 Usage	44
9.03 Headings	45
9.04 Counterparts	46
9.05 Notices	46
9.06 Governing Law	47
9.07 Relationship of Parties	47
9.08 No Assignment; Binding Effect	47
9.09 Severability	48
9.10 No Third-Party Beneficiaries	48
DEFINITIONS	1

3

Exhibits:

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Form of Legal Opinion
Exhibit D	AECsoft USA Stock Assignment Agreement
Exhibit E	Stock Restriction Agreement
Exhibit F	Intellectual Property Agreement
Exhibit G	AEC Global Share Transfer Agreement
Exhibit H	Disclosure Schedules
Schedules:

Schedule 1.02(e)	Allocation of Purchase Price
Schedule 2.06(a)	Material Contracts
Schedule 2.06(b)	Terminated Contracts
Schedule 2.07(a)	Required Consents
Schedule 2.07(b)	New Approvals Required
Schedule 2.07(c)	Approvals Required to Conduct the Business
Schedule 2.08(b)	Share Ownership
Schedule 2.09	Financial Statements
Schedule 2.10	Liabilities
Schedule 2.11	Changes
Schedule 2.12(a)	Real Estate Leases
Schedule 2.13	Liens
Schedule 2.14	Litigation
Schedule 2.16(a)	Registrations
Schedule 2.16(b)(i)	Company Proprietary Software
Schedule 2.16(b)(ii)	Third Party Software
Schedule 2.16(c)(v)	Intellectual Property to be Transferred to the Company
Schedule 2.16(e)	Publicly Available Software, Harmful Code and Source Code Escrows
Schedule 2.16(h)	Software Developers
Schedule 2.17(a)	Employees
Schedule 2.18(a)	Insurance
Schedule 2.20	Employee Benefit Plans
Schedule 2.22	Banks Accounts and Powers of Attorney
Schedule 2.23	Accounts Receivable
Schedule 2.24	Customers
Schedule 2.26	Related-Party Transactions
Schedule 2.27	Product and Service Warranties
Schedule 7.02	Indemnification Matters

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 21st day of December, 2010, by and among SciQuest, Inc., a Delaware corporation (“Buyer”), and Yitao (Tom) Ren (“Ren”), Ying (Lily) Xiong (“Xiong”), John Paul Gutierrez (“Gutierrez”) and Ronald Dressin (“Dressin”) (Ren, Xiong, Gutierrez and Dressin are sometimes referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).
W I T N E S S E T H:
WHEREAS, (i) the Shareholders collectively own all of the issued and outstanding shares (the “AECsoft USA Shares”) of the common stock, no par value, of AECsoft USA, Inc., a Texas corporation (“AECsoft USA”) and (ii) Ren owns all of the issued and outstanding shares (the “AEC Global Shares”, and together with the AECsoft USA Shares, the “Shares”) of the capital stock of AEC Global (Shanghai) Co., Ltd. (“AEC Global”);
WHEREAS, AECsoft USA and AEC Global are sometimes referred to collectively as the “Company”;
WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, the AECsoft USA Shares upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, Buyer desires to purchase from Ren, and Ren desires to sell to Buyer, the AEC Global Shares upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, certain capitalized terms used herein are defined in Exhibit A hereof.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I. PURCHASE AND SALE
1.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, (i) the Shareholders agree to sell, transfer, assign and deliver to Buyer, free and clear of all Liens, the AECsoft USA Shares at the AECsoft USA Closing and (ii) Ren agrees to sell, transfer, assign and deliver to Buyer, free and clear of all Liens, the AEC Global Shares at the AEC Global Closing.

1.02 Purchase Price.
(a) Subject to the terms and conditions of this Agreement, in consideration of the sale and assignment of the AECsoft USA Shares by the Shareholders to Buyer, Buyer agrees to the following (collectively, together with any amounts payable pursuant to Section 1.05(d), the “AECsoft USA Purchase Price”):
(i) At the AECsoft USA Closing, Buyer shall pay to the Shareholders in cash an aggregate amount equal to Nine Million Dollars ($9,000,000) (the “AECsoft USA Cash Consideration”) less (i) the Cash Escrow Amount and (ii) the amount of the Transaction Expenses reflected on the Transaction Expenses Certificate;
(ii) At the AECsoft USA Closing, Buyer shall issue to the Shareholders 325,203 shares of the common stock, par value $0.001 per share, of Buyer (the “Buyer Common Stock”) less the Share Escrow Amount, which was determined based on a closing price of the Buyer Common Stock of $12.30 on November 11, 2010.
(iii) At the AECsoft USA Closing, Buyer shall deposit with the Escrow Agent the Cash Escrow Amount and the Share Escrow Amount (collectively, the “Escrow Amount”), which shall be held by the Escrow Agent pursuant to the Escrow Agreement; and
(iv) Subject to Section 1.02(c) below, (A) if the AECsoft Revenues for the First Earnout Period are equal to or exceed the First Earnout Target, then on or before March 31, 2012, Buyer shall issue to the Shareholders 121,951 shares of Buyer Common Stock, (B) if the AECsoft Revenues for the Second Earnout Period are equal to or exceed the Second Earnout Target, then on or before March 31, 2013, Buyer shall issue to the Shareholders 121,951 shares of Buyer Common Stock, and (C) if the AECsoft Revenues for the Third Earnout Period are equal to or exceed the Third Earnout Target, then on or before March 31, 2014, Buyer shall issue to the Shareholders 81,301 shares of Buyer Common Stock. The First Earnout Period, Second Earnout Period and Third Earnout Period are sometimes referred to herein individually as an “Earnout Period” and collectively as the “Earnout Periods”. The shares of Buyer Common Stock issuable pursuant to this Section 1.02(a)(iv) are referred to collectively as the “Earnout Payment”.
(v) The foregoing notwithstanding, all rights of Ren and Xiong to receive Earnout Payments shall terminate immediately upon the termination of either Ren’s or Xiong’s full-time employment with Buyer or any of its Affiliates (including the Company) (an “Employer”) by reason of either an Employee Resignation during any Earnout Period or a For Cause Termination during the First Earnout Period. In the event of a termination of either Ren’s or Xiong’s full-time employment with an Employer by reason of a For Cause Termination during the Second Earnout Period or Third Earnout Period, the rights of Ren and Xiong to receive Earnout Payments for the Earnout Period in which the For Cause Termination occurs shall be reduced to an amount equal to (A) the Earnout Payment otherwise payable with respect to such Earnout Period multiplied by (B) a fraction where the numerator is the number of days occurring in such Earnout Period prior to the date of such For Cause Termination and the denominator is 365. If either Ren’s or Xiong’s full-time employment with an Employer by reason of a For Cause Termination during the Second Earnout Period, then all rights of Ren and Xiong to receive Earnout Payments with respect to the Third Earnout Period shall terminate immediately.

(vi) The foregoing notwithstanding, all rights of Gutierrez to receive Earnout Payments shall terminate immediately upon the termination of Gutierrez’s full-time employment with an Employer by reason of either an Employee Resignation during any Earnout Period or a For Cause Termination during the First Earnout Period. In the event of a termination of Gutierrez’s full-time employment with an Employer by reason of a For Cause Termination during the Second Earnout Period or Third Earnout Period, the rights of Gutierrez to receive Earnout Payments for the Earnout Period in which the For Cause Termination occurs shall be reduced to an amount equal to (A) the Earnout Payment otherwise payable with respect to such Earnout Period multiplied by (B) a fraction where the numerator is the number of days occurring in such Earnout Period prior to the date of such For Cause Termination and the denominator is 365. If Gutierrez’s full-time employment with an Employer by reason of a For Cause Termination during the Second Earnout Period, then all rights of Gutierrez to receive Earnout Payments with respect to the Third Earnout Period shall terminate immediately.
(vii) In the event that Buyer or any of its Affiliates sells or transfers all or substantially all of the ownership interests or assets of the Company (other than (A) a sale or transfer, whether by operation of law or otherwise, to Buyer or an Affiliate of Buyer or (B) in connection with the merger, consolidation or reorganization of Buyer or other similar transaction or the sale by Buyer of all or substantially all of its capital stock or assets), then Buyer shall pay all Earnout Payments to the Shareholders in accordance with this Section 1.02(a)(iv) with respect to any Earnout Period(s) ending after the date of such sale as if the applicable Earnout Target(s) had been met.
(b) Subject to the terms and conditions of this Agreement, in consideration of the sale and assignment of the AEC Global Shares by Ren to Buyer, at the AECsoft USA Closing Buyer shall pay to Ren in cash by wire transfer to account(s) designated by the Ren an aggregate amount equal to the Net Asset Value of AEC Global as of the AEC Global Closing Date (the “AEC Global Purchase Price”, and together with the AECsoft USA Purchase Price, the “Purchase Price”). The AEC Global Purchase Price shall be paid within five (5) Business Days following the date on which the AEC Global Closing Balance Sheet is finalized in accordance with Section 1.05.
(c) (i) Within sixty (60) days following the end of each Earnout Period, Buyer shall deliver to the Shareholders Agent a written report (an “Earnout Report”) that sets forth in reasonable detail the amount of AECsoft Revenues that Buyer recognized during the applicable Earnout Period in accordance with GAAP. Such Earnout Reports shall be true and accurate and prepared based on the books of account of Buyer. Unless objected to by Shareholders Agent pursuant to a written notice (an “Objection Notice”) within twenty-five (25) days following the delivery of the applicable Earnout Report, such Earnout Report shall be deemed accepted by the Shareholders. The Objection Notice shall specify in reasonable detail the items that are being disputed and a reasonably detailed summary of the reasons for such dispute. Following delivery of an Objection Notice, Buyer and the Shareholders Agent shall use commercially reasonable and good faith efforts to resolve all disputes regarding the Earnout Report. At the election of either Buyer or the Shareholders Agent, any dispute between the parties regarding an Earnout Report specified in an Objection Notice that cannot be resolved by the parties within ten (10) days after Buyer’s receipt of such Objection Notice shall be referred to a nationally recognized, independent public accounting firm mutually agreed upon by Buyer and the Shareholders (the “Disputes Auditor”) for resolution. The decision of the Disputes Auditor shall be final and binding with respect to the determination of the AECsoft Revenues and shall be enforceable in a court of law. The parties agree that they will require the Disputes Auditor to render its decision within thirty (30) days after the Disputes Auditor accepts the appointment in writing. In making such decision, the Disputes Auditor (i) shall consider only those items or amounts in the Earnout Report as to which the Shareholders Agent objected in the Objection Notice and that remain in dispute between Buyer and the Shareholders Agent, (ii) shall render its decision based solely on written materials submitted by the parties, the terms of this Agreement any other items specifically requested by the Disputes Auditor to be submitted by the parties, but the Disputes Auditor shall not make an independent review, and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by the parties hereto or less than the smallest value for such item claimed by the parties hereto. The Disputes Auditor shall have exclusive jurisdiction over, and the Disputes Auditor shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Earnout Reports. The fees and expenses of the Disputes Auditor shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholders, unless the Disputes Auditor decides, based upon its determination with respect to the reasonableness of the respective positions of Buyer and the Shareholders Agent, that the fee should be borne in unequal proportion.
(ii) In the event that Buyer sells together or discounts any of the AECsoft Products and Services with other products or services such that the applicable AECsoft Products and Services are not priced or discounted separately (referred to herein as “bundling”), then Buyer shall (x) allocate a portion of the consideration received for such bundled product or service offering to the AECsoft Products and Services so as to allocate a commercially reasonable value to the AECsoft Products and Services for purposes of determining the amount of AECsoft Revenues and (y) shall set forth such allocation in reasonable detail in the applicable Earnout Report, which shall be subject to the dispute resolution procedures set forth in Section 1.02(c)(i) above.
(iii) The Shareholders acknowledge and agree that Buyer shall have the right to (A) establish compensation, commission structure and other incentive programs provided by Buyer to those salespersons responsible for sales of the AECsoft Products and Services as it may determine in its sole discretion, (B) assign such number of salespersons to be responsible for sales of the AECsoft Products and Services as it may determine in its sole discretion, (C) establish the pricing, terms and provisions of sales of the AECsoft Products and Services as it may determine in its sole discretion, and (D) establish the marketing strategies, plans and operations for the AECsoft Products and Services as it may determine in its sole discretion. Buyer shall operate its business relating to the AECsoft Products and Services in good faith and shall take no action the intent or purpose of which is to improperly delay or avoid payment of, or reduce the amount of, the Earnout Payment. Buyer shall use its commercially reasonably efforts to preserve and increase its business relating to the AECsoft Products and Services and to preserve the goodwill of the customers and others having business relations with Buyer with respect to such business. Buyer shall be entitled to market and commercially exploit its business relating to the AECsoft Products and Services in its reasonable discretion in accordance with its and its Board of Director’s fiduciary duties to its stockholders, which may or may not result in the maximization of Earnout Payment for the benefit of the Shareholders.
(iv) Buyer shall have the right to offset the amount of any Indemnifiable Damages owing to Buyer by the Shareholders pursuant to Section 8.01 hereof (subject to the limitations therein) against any Earnout Payment otherwise payable hereunder.

(e) Each Shareholder shall be entitled to receive the percentage of each component of the Purchase Price as set forth on Schedule 1.02(e). All cash payments of the Purchase Price shall be made by wire transfer to the account(s) designated on Schedule 1.02(e).
1.03 AECsoft USA Closing. The closing of the transfer and sale of the AECsoft USA Shares shall take place at the offices of Morris, Manning & Martin, LLP in Atlanta, Georgia, or via electronic and overnight delivery of the items referenced in this Section 1.03, no later than the first Business Day following the first date on which all conditions to the AECsoft USA Closing contained in Article VI have been satisfied or complied with or, if not all conditions have been satisfied or complied with, all such conditions that have not been so satisfied or complied with have been waived by the party entitled to the benefit of such condition. Throughout this Agreement, such event is referred to as the “AECsoft USA Closing” and such date and time are referred to as the “AECsoft USA Closing Date”. At the AECsoft USA Closing, the Parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):
(a) Buyer, the Shareholders and SunTrust Bank, N.A. (the “Escrow Agent”) shall each execute and deliver an Escrow Agreement, substantially in the form of Exhibit B hereto (the “Escrow Agreement”).
(b) The Shareholders shall deliver to Buyer the certificate referenced in Section 6.02(a) hereof.
(c) The Shareholders shall deliver to Buyer a legal opinion, dated the Closing Date, of Nance & Simpson, LLP, legal counsel for the Company, substantially in the form of Exhibit C hereto.
(d) The Shareholders shall deliver to Buyer a certificate setting forth the actual and estimated Transaction Expenses for which the Shareholders are responsible pursuant to Section 5.04 (the “Transaction Expenses Certificate”).
(e) The Shareholders shall deliver to Buyer written evidence reasonably satisfactory to Buyer that the Required Consents with respect to the transfer of the AECsoft USA Shares have been obtained.
(f) The Shareholders shall deliver to Buyer written notice from all directors and officers of AECsoft USA of their respective resignations from all positions with AECsoft USA, which resignations shall be effective upon the Closing.
(g) The Shareholders shall deliver to Buyer a Secretary’s Certificate of AECsoft USA in form and substance reasonably acceptable to Buyer.
(h) Buyer and each of the Shareholders shall execute and deliver a Stock Assignment Agreement substantially in the form of Exhibit D attached hereto (the “AECsoft USA Stock Assignment Agreement”).

(i) Buyer and each of the Shareholders shall execute and deliver a Stock Restriction Agreement substantially in the form of Exhibit E attached hereto (the “Stock Restriction Agreement”).
(j) Ren, AECsoft USA and Buyer shall execute and deliver an Intellectual Property Agreement substantially in the form of Exhibit F attached hereto (the “Intellectual Property Agreement”).
(k) The Shareholders shall deliver to Buyer stock certificates representing all of the AECsoft USA Shares, duly endorsed for transfer to Buyer.
(l) Buyer shall deliver to the Shareholders the certificate referenced in Section 6.03(a) hereof.
(m) Buyer shall deposit with the Escrow Agent the Escrow Amount.
(n) Buyer shall deliver to the Shareholders such components of the AECsoft USA Purchase Price to which they are entitled pursuant to Section 1.02.
All actions to be taken and all documents to be executed and delivered by the parties at the AECsoft USA Closing will be deemed to have been taken and executed simultaneously, and no action will be deemed taken nor document deemed executed or delivered until all such actions have been taken and all such documents have been executed and delivered.
1.04 AEC Global Closing. The closing of the transfer and sale of the AEC Global Shares shall take place at the offices of Morris, Manning & Martin, LLP in Atlanta, Georgia, or via electronic and overnight delivery of the items referenced in this Section 1.04, no later than the first Business Day following the first date on which all conditions to the AEC Global Closing contained in Article VI have been satisfied or complied with or, if not all conditions have been satisfied or complied with, all such conditions that have not been so satisfied or complied with have been waived by the party entitled to the benefit of such condition. Throughout this Agreement, such event is referred to as the “AEC Global Closing” and such date and time are referred to as the “Global USA Closing Date”. The AECsoft USA Closing and the AEC Global Closing are sometimes referred to herein individually as a “Closing” and collectively as the “Closings”. The AECsoft USA Closing Date and the AEC Global Closing Date are sometimes referred to herein individually as a “Closing Date” and collectively as the “Closing Dates”. At the AECsoft USA Closing, the Parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):
(a) Ren shall deliver to Buyer the certificate referenced in Section 6.02(a) hereof.
(b) Ren shall deliver to Buyer written evidence reasonably satisfactory to Buyer that the Required Consents with respect to the transfer of the AEC Global Shares have been obtained.
(c) To the extent requested by Buyer, Ren shall deliver to Buyer written notice from all directors and officers of AEC Global of their respective resignations from all positions with AEC Global, which resignations shall be effective upon the Closing.

(d) Ren shall execute and deliver to Buyer a Share Transfer Agreement substantially in the form of Exhibit G attached hereto (the “AEC Global Share Transfer Agreement”).
(e) If applicable, Ren shall deliver to Buyer stock certificates representing all of the AEC Global Shares, duly endorsed for transfer to Buyer.
(f) Buyer shall deliver to the Shareholders the certificate referenced in Section 6.03(a) hereof.
All actions to be taken and all documents to be executed and delivered by the parties at the AEC Global Closing will be deemed to have been taken and executed simultaneously, and no action will be deemed taken nor document deemed executed or delivered until all such actions have been taken and all such documents have been executed and delivered.
1.05 Closing Balance Sheets.
(a) Within sixty (60) days following the AECsoft USA Closing Date, Buyer shall prepare and deliver to the Shareholders Agent a balance sheet, prepared in accordance with GAAP, of AECsoft USA as of the AECsoft USA Closing Date (the “AECsoft USA Closing Balance Sheet”).
(b) Within sixty (60) days following the AEC Global Closing Date, Buyer shall prepare and deliver to the Shareholders Agent a balance sheet, prepared in accordance with GAAP, of AEC Global as of the AEC Global Closing Date (the “AEC Global Closing Balance Sheet”).
(c) Each of the AECsoft USA Closing Balance Sheet and the AEC Global Closing Balance Sheet, as applicable, shall be binding and conclusive for all purposes hereunder unless the Shareholders’ Agent shall have notified Buyer in writing within fifteen (15) Business Days after receipt thereof any objections thereto (a “Balance Sheet Objection Notice”). The Balance Sheet Objection Notice shall specify in reasonable detail the items that are being disputed and a reasonably detailed summary of the reasons for such dispute. Following delivery of a Balance Sheet Objection Notice, Buyer and the Shareholders Agent shall use commercially reasonable and good faith efforts to resolve all disputes set forth in the Balance Sheet Objection Notice. At the election of either Buyer or the Shareholders Agent, any dispute between the parties specified in a Balance Sheet Objection Notice that cannot be resolved by the parties within ten (10) days after Buyer’s receipt of such Objection Notice shall be referred to a Disputes Auditor for resolution. The decision of the Disputes Auditor shall be final and binding with respect to the AECsoft USA Closing Balance Sheet and the AEC Global Closing Balance Sheet, as applicable, and shall be enforceable in a court of law. The parties agree that they will require the Disputes Auditor to render its decision within 30 days after the Disputes Auditor accepts appointment in writing. In making such decision, the Disputes Auditor (i) shall consider only those items or amounts in the AECsoft USA Closing Balance Sheet and the AEC Global Closing Balance Sheet, as applicable, as to which the Shareholders Agent objected in the Balance Sheet Objection Notice and that remain in dispute between Buyer and the Shareholders Agent, (ii) shall render its decision based solely on written materials submitted by the parties, the terms of this Agreement any other items specifically requested by the Disputes Auditor to be submitted by the parties, but the Disputes Auditor shall not make an independent review, and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by the parties hereto or less than the smallest value for such item claimed by the parties hereto. The Disputes Auditor shall have exclusive jurisdiction over, and the Disputes Auditor shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the AECsoft USA Closing Balance Sheet and the AEC Global Closing Balance Sheet, as applicable. The fees and expenses of the Disputes Auditor shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholders, unless the Disputes Auditor decides, based upon its determination with respect to the reasonableness of the respective positions of Buyer and the Shareholders Agent, that the fee should be borne in unequal proportion.

(d) In the event that the cash and cash equivalents of AECsoft USA, as reflected on the AECsoft USA Closing Balance Sheet, exceed $1,500,000, then Buyer shall pay to the Shareholders in cash the amount of such excess (a “Cash Overage”) within five (5) Business Days following the date on which the AECsoft USA Closing Balance Sheet is finalized in accordance with this Section 1.05. The payment of the Cash Overage shall be deemed to be part of the AECsoft USA Purchase Price for purposes of this Agreement. In the event that the cash and cash equivalents of AECsoft USA, as reflected on the AECsoft USA Closing Balance Sheet, are less than $1,500,000 (a “Cash Shortfall”), then Buyer shall be entitled to indemnification for the amount of such Cash Shortfall pursuant to Section 7.02.
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
Except as disclosed by the Shareholders to Buyer in writing in the Schedules attached hereto as Exhibit H (the “Disclosure Schedules”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by the Shareholders to Buyer under this Article II), the Shareholders, jointly and severally, hereby represent, warrant and agree to and with Buyer as follows:
2.01 Corporate Existence and Power. AECsoft USA is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with the full corporate power and authority to own and operate its properties and to conduct the Business as and in the places where such properties are now owned or operated or such Business is now being conducted. AECsoft USA is duly qualified, licensed and admitted to do business as a foreign corporation and is in good standing in those jurisdictions set forth on Schedule 2.01, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of the Business makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted could not reasonably be expected to result in a Material Adverse Change. AEC Global is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China, with the full corporate power and authority to own and operate its properties and to conduct the Business all as and in the places where such properties are now owned or operated or such Business is now being conducted.
2.02 No Subsidiaries. Neither AECsoft USA nor AEC Global has any Subsidiaries nor has either entity ever had any Subsidiaries. Neither AECsoft USA nor AEC Global has ever been a Subsidiary of another entity. Neither AECsoft USA nor AEC Global is a successor, whether by merger, consolidation or otherwise, to any other Person.

2.03 Organization Documents; Books and Records.
(a) The Shareholders have provided to Buyer prior to the execution of this Agreement true and complete copies of the Articles of Incorporation and Bylaws of AECsoft USA, both as amended through the date hereof. AECsoft USA is not in violation of any provisions of its Articles of Incorporation or Bylaws, as so amended. The minute books, stock record books and other similar records of AECsoft USA that have been provided to Buyer prior to the execution of this Agreement, are true, complete and correct in all material respects and are maintained in all material respects in accordance with applicable laws. Such minute books contain a true and complete (in all material respects) record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of AECsoft USA’s Board of Directors from the date of its incorporation through the date hereof, except with respect to such actions that would not constitute or reflect a Material Adverse Effect.
(b) The Shareholders have provided to Buyer prior to the execution of this Agreement true and complete copies of the governing documents of AEC Global, as amended through the date hereof. AEC Global is not in violation of any provisions of its governing documents, as so amended. The minute books, stock record books and other similar records of AEC Global that have been provided to Buyer prior to the execution of this Agreement, are true, complete and correct in all material respects and are maintained in all material respects in accordance with applicable laws.
2.04 Authorization and Enforceability. The execution, delivery and performance by each Shareholder of this Agreement and the Ancillary Agreements to which each Shareholder is a party, the consummation by each Shareholder of the transactions contemplated hereby and thereby, and the performance by each Shareholder of its obligations hereunder and thereunder, are within each such Shareholder’s legal power and authority and have been duly authorized by all necessary action on the part of such Shareholder. This Agreement and the Ancillary Agreements to which each Shareholder is a party constitute legal, valid and binding agreements of each such Shareholder, enforceable against such Shareholder in accordance with their respective terms.
2.05 Non-Contravention. Assuming receipt of the Required Consents, the execution, delivery and performance by the Shareholders of this Agreement and the Ancillary Agreements to which the Shareholders are a party, the consummation by the Shareholders of the transactions contemplated hereby and thereby, and the performance by the Shareholders of its obligations hereunder and thereunder, do not and will not:
(i) contravene or conflict with or result in a violation or breach of the Articles of Incorporation or Bylaws of AECsoft USA or the governing documents of AEC Global;
(ii) contravene or conflict with or constitute a material violation of any law, regulation, judgment, injunction, order or decree binding upon the Company or any of its assets or properties or applicable to the Business;

(iii) (A) conflict with or result in a material violation or breach of, (B) constitute a material default (or an event that, with or without notice or lapse of time or both would constitute a default) under, (C) result in automatic termination or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (D) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, or (E) result in the loss of a material benefit under, any Material Contract, or
(iv) result in the creation or imposition of any Lien on any of the Company’s assets or properties.
Without limiting the generality of clauses (i), (ii), (iii) and (iv), neither the Shareholders nor the Company is a party to any agreement or understanding that limits in any material respect the ability of any of the Shareholders to enter into this Agreement or the Ancillary Agreements and perform their obligations hereunder or thereunder.
2.06 Contracts.
(a) Schedule 2.06(a) sets forth a true and complete list of each Material Contract (true and complete copies of such Contracts, together with all amendments and supplements thereto have been provided to Buyer in electronic form concurrently with the execution of this Agreement). For purposes of this Agreement, the term “Material Contract” shall mean each contract, agreement, arrangement, understanding or commitment, whether oral or written, to which the Company is a party or by which it or any of its assets or properties are bound that has been in effect for all or any portion of the calendar year 2010 and that that is material to the Company, including any such contract, agreement, arrangement, understanding or commitment that:
(i) is with any customer of the Business (the “Customer Contracts”);
(ii) involves the payment or receipt by the Company of, or otherwise provide or receive goods or services having a value of, $10,000 or more (other than Material Contracts described in clause (i) above);
(iii) represents a license, sublicense or other permission granted by the Company to any third party with respect to the Company Software or the Intellectual Property attributable thereto (other than Material Contracts described in clause (i) or (ii) above);
(iv) grants to any other party exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company Software or the Intellectual Property attributable thereto or any other Intellectual Property of the Company;
(v) provides for a guaranty or indemnity by the Company (other than any indemnity expressly provided for in a Material Contract described in clause (i) above);
(vi) involves the borrowing of money or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(vii) contains a right of first refusal;
(viii) imposes any restriction on the right or ability of the Company to engage in any line of business or to compete with any other Person;

(ix) contains any most favored nations or similar provisions; or
(x) represents an agreement with an officer, director, employee, Affiliate or any other Person with whom the Company does not deal at arm’s length.
(b) Except as set forth on Schedule 2.06(b), each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company, and the Company has no Knowledge that any Material Contract is not a legal, valid and binding agreement of the other parties thereto. There has not occurred any material default under, violation of, or breach of, any Material Contract on the part of the Company, and the Company has no Knowledge that any repudiation of, material default under, violation of, or breach of, any Material Contract on the part of the other parties thereto has occurred. Immediately following the Closing, each Material Contract shall remain a valid and binding agreement of the Company and, to the Company’s Knowledge, each other party thereto, enforceable against the Company in accordance with their respective terms and, to the Company’s Knowledge, enforceable in accordance with their respective terms against each other party thereto.
2.07 Consents; Approvals; Permits.
(a) Schedule 2.07(a) sets forth a list of all Approvals that are required to be given to or obtained by the Shareholders or the Company from any and all third parties (including any Governmental or Regulatory Authority) as a result of the execution, delivery and performance by the Shareholders of this Agreement and the Ancillary Agreements to which the Shareholders are a party, the consummation by the Shareholders of the transactions contemplated hereby and thereby, and the performance by the Shareholders of its obligations hereunder and thereunder. No other Approval is required or necessary for the execution, delivery and performance by the Shareholders or the Company of this Agreement or the Ancillary Agreements to which it is a party, the consummation by the Shareholders of the transactions contemplated hereby and thereby, and the performance by the Shareholders of its obligations hereunder and thereunder. Except as set forth in Schedule 2.07(a), none of the Material Contracts require any Approval to remain in full force and effect following such transactions contemplated hereby.
(b) Schedule 2.07(b) contains a list of Approvals that require a new application for license, permit, qualification or registration to be submitted to a Governmental or Regulatory Authority by AECsoft USA due to the transactions contemplated by this Agreement. The Approvals set forth on Schedule 2.07(a) and Schedule 2.07(b) are referred to collectively as the “Required Consents”.
(c) Schedule 2.07(c) contains a list of all Approvals from any Governmental or Regulatory Authority required to conduct the Business in the manner as it is currently being or proposed to be conducted by the Company. The Company holds all such Approvals listed in Schedule 2.07(c) and is in material compliance with the requirements of all such Approvals.

2.08 Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of AECsoft USA consists of 1,000,000 shares of common stock, no par value per share (the “AECsoft USA Common Stock”). The AECsoft USA Shares constitute all of the issued and outstanding shares of AECsoft USA Common Stock.
(b) Schedule 2.08(b) sets forth the respective ownership of the AECsoft USA Shares by the Shareholders. The Shareholders collectively have good and marketable title to the AECsoft USA Shares, free and clear of all Liens of every kind, nature and description whatsoever.
(c) The AEC Global Shares represent 100% of the shares of AEC Global, and Ren is the sole holder of the AEC Global Shares.
(d) The Shares are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with applicable federal, state and foreign securities laws. The Company has not repurchased any shares of AECsoft USA Common Stock or AEC Global Capital Stock except in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal, state and foreign securities laws and any agreements applicable thereto.
(e) Except as set forth on Schedule 2.08(b), there are no options, warrants, debt instruments, rights, commitments or agreements of any character, written or oral, to which the Company or any of the Shareholders is a party or by which any of them are bound, obligating the Company or any of the Shareholders to issue, deliver, sell or assign any shares of AECsoft USA Common Stock or AEC Global Capital Stock (collectively, the “Convertible Securities”). No debt securities of the Company are issued or outstanding.
(f) There are no preemptive rights or other similar rights or agreements, arrangements or understandings to grant preemptive rights or other similar rights with respect to the issuance or sale of AECsoft USA Common Stock or AEC Global Capital Stock created by statute, the Articles of Incorporation or Bylaws of AECsoft USA, the governing documents of AEC Global, or any agreement or other arrangement to which the Company is a party or by which it is bound. There are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing AECsoft USA Common Stock or AEC Global Capital Stock or Convertible Securities. Neither the Company nor the Shareholders is a party to or subject to any agreement or understanding that affects, restricts or relates to voting, giving written consents, dividend rights, transferability of shares or repurchase rights or obligations with respect to AECsoft USA Common Stock or AEC Global Capital Stock, including any voting trust agreement or proxy. Upon the AECsoft USA Closing, Buyer will be the sole record and beneficial holder of all issued and outstanding shares of AECsoft USA Common Stock and all rights to acquire or receive any shares of AECsoft USA Common Stock. Upon the AEC Global Closing, Buyer will be the sole record and beneficial holder of all issued and outstanding shares of AEC Global Capital Stock and all rights to acquire or receive any shares of AEC Global Capital Stock.

2.09 Financial Statements.
(a) Attached as Schedule 2.09 hereto are (i) the unaudited balance sheet and statements of income, shareholders’ equity and cash flows of the Company as of and for the two years ended December 31, 2009 (collectively, the “Year-End Financial Statements”) and (ii) the unaudited balance sheet and statements of income, shareholders’ equity and cash flows of the Company as of and for the nine-month period ended September 30, 2010 (collectively, the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”).
(b) The Financial Statements (i) have been prepared from the books and records of the Company, (ii) are true, correct and complete and present fairly the financial condition of the Company at the balance sheet dates and its results of operations, shareholders’ equity and cash flows at the dates and for the periods therein specified, and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Financial Statements do not contain footnotes. The books of account and other financial records of the Company that have been provided to Buyer and from which the Financial Statements have been prepared (i) have been kept accurately in all material respects in the ordinary course of business consistent with applicable laws, (ii) the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects, and (iii) did not contain any untrue statement of a material fact or omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading. Since December 31, 2007, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company that are not reflected in the Financial Statements.
(c) Since December 31, 2007, neither the Company nor any officer, director, shareholder, employee, auditor, accountant, attorney or representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any member, executive officer, or inside or outside legal counsel to the Company, regarding any fraud or other improprieties with respect to the accounting practices of the Company.
2.10 No Liabilities. The Company has no outstanding claims, liabilities, obligations or indebtedness, whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due (individually, a “Liability” and, collectively, “Liabilities”), except to the extent:
(a) reflected in the Financial Statements;
(b) arisen in the ordinary course of business since September 30, 2010; or
(c) specifically set forth in Schedule 2.10 hereof.

2.11 No Material Adverse Change. Since December 31, 2009, there has not been any change in the business, assets, condition (financial or otherwise), operations or prospects of the Company, other than changes occurring in the ordinary course of business which in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. There is not, to the Knowledge of the Company, any threatened or prospective event or condition of any character whatsoever that could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company has not taken any of the following actions since December 31, 2009, except as set forth in Schedule 2.11:
(a) entered into any Material Contract or transaction outside the ordinary course of business;
(b) amended the Articles of Incorporation or Bylaws of AECsoft USA or the governing documents of AEC Global;
(c) declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of the AECsoft USA Common Stock, the AEC Global Capital Stock or any Convertible Securities, or effected or approved any split, combination or reclassification of the AECsoft USA Common Stock, the AEC Global Capital Stock or any Convertible Securities, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of the AECsoft USA Common Stock, the AEC Global Capital Stock or any Convertible Securities;
(d) issued (or made any commitments to issue) additional securities, except as may be required pursuant to the exercise of any Convertible Securities;
(e) entered into any employment agreement;
(f) terminated or modified any existing benefit arrangement or employee benefit plan, paid any bonuses or other similar compensation to any employees (other than annual bonuses in the ordinary course of business that are reflected in Schedule 2.17(a)) or otherwise increased the annual level of compensation of any existing employee;
(g) encumbered, sold, licensed or otherwise transferred any assets, properties or rights of the Company to any Person, other than the non-exclusive license of the Company Software to customers in the ordinary course of business;
(h) transferred any rights to any Intellectual Property to any Person, other than the non-exclusive license of the Company Software to customers in the ordinary course of business;
(i) engaged in any efforts outside the ordinary course of business to accelerate the collection of any Receivables;
(j) canceled or waived any Liability owing to the Company (other than as reflected in the Financial Statements);
(k) incurred any Liability in excess of $10,000 (other than as reflected in the Financial Statements);
(l) made any payment in excess of $10,000 (other than as reflected in the Financial Statements);
(m) purchased or otherwise acquired any property, rights or assets having a value in excess of $10,000 (other than as reflected in the Financial Statements);

(n) failed to pay or otherwise satisfy any Liability in excess of $10,000 of the Company which is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;
(o) terminated or waived any material rights, benefits or claims of the Company;
(p) entered into any contract, agreement or other arrangement that imposes any restriction on the right or ability of the Company to engage in any line of business or to compete with any other Person or contains any most favored nations or similar provisions;
(q) entered into any barter transactions for AECsoft Products and Services;
(r) engaged in any transaction outside the ordinary course of business;
(s) (i) made or changed any election in respect of Taxes, (ii) adopted or changed any accounting method in respect of Taxes, (iii) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, or (iv) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise; or
(t) agreed to do any of the foregoing.
2.12 Assets and Properties.
(a) The Company owns no real estate. Schedule 2.12(a) sets forth all real estate leases and occupancy agreements to which the Company is a party. There are no facts known to the Company that would materially and adversely affect the possession, use or occupancy of the real estate leased or occupied by the Company (the “Real Estate”). To the Knowledge of the Company, all utilities serving the Real Estate are installed and operating and are sufficient to enable the Real Estate to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. All Real Estate is leased free and clear of all Liens, except for Permitted Liens and customary landlord’s liens. To the Knowledge of the Company, no such property is subject to any order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor to the Knowledge of the Company is any such proceeding threatened.
(b) All tangible personal property is in good working order and condition in all material respects, ordinary wear and tear expected, and its use complies in all material respects with all applicable laws and is adequate and suitable in all material respects for the conduct of the Business as presently conducted.
2.13 Title to Property; Encumbrances. The Company has good and marketable title to, or enforceable leasehold interests in, or valid rights under contract to use, all the properties and assets owned or used by the Company (real and personal, tangible and intangible), free and clear of all Liens of every kind, nature and description whatsoever other than (i) Liens disclosed on Schedule 2.13 and (ii) Liens for Taxes not yet due and payable (the Liens described in clauses (i) and (ii) of this Section 2.13 are referred to collectively as the “Permitted Liens”).

2.14 Litigation. Except as set forth on Schedule 2.14 hereof:
(a) there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against the Company or its assets and properties before any court or arbitrator or any Governmental or Regulatory Authority;
(b) there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby; and
(c) there are no writs, judgments, decrees, injunctions or similar orders (in each case whether preliminary or final) of any Governmental or Regulatory Authority outstanding against, or applicable to, the Company.
2.15 Compliance with Laws.
(a) The Company is not in violation of and, to the Knowledge of the Company, is neither under investigation with respect to, nor has been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any Governmental or Regulatory Authority, domestic or foreign applicable to the Company or the conduct of the Business.
(b) The Company is not a party to, or bound by, any order or corporate integrity agreement or other formal or informal agreement with any Governmental or Regulatory Authority.
(c) The Company has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental or Regulatory Authority, a member of a foreign political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directing business to, any Person.
(d) The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, (i) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States and (ii) the Company is in compliance with the terms of all applicable export licenses or other approvals.

2.16 Intellectual Proprietary Rights.
(a) Schedule 2.16(a) contains a true, correct and complete list of each issued or pending Registration of the Company.
(b)
(i) Schedule 2.16(b)(i) is an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Company Proprietary Software.
(ii) Schedule 2.16(b)(ii) is an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Third Party Software that constitutes a component of the Company Software.
(c)
(i) The Company has good and marketable title to all of the Company Proprietary Software and holds all rights in and to the Intellectual Property attributable thereto except as set forth on Schedule 2.16(c)(v), and has all rights in and to the Third Party Software, the Intellectual Property attributable thereto and all other Intellectual Property as may be necessary to operate the Business consistent with past practices and as contemplated by existing product and service enhancement or modification plans of the Company or to otherwise conduct the Business, free and clear of all Liens (other than Permitted Liens).
(ii) None of the Company Proprietary Software, the Intellectual Property attributable thereto, or their respective past or current uses by or through the Company has violated or infringed upon, or is violating or infringing upon or misappropriating, any Software, moral right or other Intellectual Property owned by any Person, whether such rights are registered or unregistered, and no such claims have been asserted by any Person.
(iii) To the Knowledge of the Company, no Person is violating or infringing upon, or has violated or infringed upon or misappropriated at any time, any of the Company’s proprietary rights to the Company Proprietary Software or the Intellectual Property attributable thereto or any other Intellectual Property of the Company.
(iv) The Company Proprietary Software and the Intellectual Property attributable thereto do not contain any derivative works or any programming or other materials not owned in their entirety by the Company.
(v) Each of Ren, Xiong and Gutierrez has transferred, or shall transfer on or before the AECsoft USA Closing, to the Company all of his or her right, title and interest in and to the Registrations and other Intellectual Property listed on Schedule 2.16(c)(v) and all other Intellectual Property with respect to which such Shareholder may have ownership or other rights that (A) relates to, or could otherwise be used in, the Business or (B) was conceived, created or developed in whole or in part by a Shareholder either (i) within the scope of such Shareholder’s employment or other relationship with the Company, (ii) based on, resulting from, or suggested by any work performed within the scope of such Shareholder’s employment or other relationship with the Company, or (iii) using the Company’s time, resources, data, facilities, or equipment; provided, however, that Ren’s assignment of such Intellectual Property shall be subject to the terms and conditions set forth in the Intellectual Property Agreement.

(vi) Other than non-exclusive licenses granted to customers in the ordinary course of business and the Intellectual Property Agreement, no Person has any interest in or right to the Company Proprietary Software or the Intellectual Property attributable thereto or any other Intellectual Property of the Company, including the right to royalty payments. The Company has granted no third party any exclusive rights related to any Company Software or any Intellectual Property attributable thereto or any other Intellectual Property of the Company.
(vii) The Company has adequately retained and maintained all trade secrets and copyrights with respect to the Business, the Company Proprietary Software and the Intellectual Property attributable thereto, provided that the Company has not registered any copyrights on the Company Proprietary Software.
(d) The Company maintains (A) machine-readable, master-reproducible copies of the Company Proprietary Software and the Third Party Software that constitutes a component of the Company Software and (B) reasonably complete technical documentation and/or user manuals for all releases or versions thereof currently in use by the Company or its customers. Such machine-readable copy conforms to the corresponding source code listing in all material respects.
(e) Except as set forth on Schedule 2.16(e), the Company Proprietary Software (i) does not contain any Publicly Available Software, (ii) does not contain any Harmful Code, and (iii) and is not subject to any source code escrow agreement or other similar obligation to provide source code to any third party.
(f) The Company Software complies in all material respects with all representations, warranties and other requirements as to the Company Software specified in all Customer Contracts and all applicable specifications published by the Company.
(g) The Third Party Software is readily available for license at commercially reasonable rates and on commercially reasonable terms.
(h) Schedule 2.16(h) identifies all Persons who have contributed to the development of the Company Proprietary Software and the Intellectual Property attributable thereto. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Proprietary Software and the Intellectual Property attributable thereto on behalf of the Company:
(i) have executed and are legally bound by a nondisclosure agreement regarding the Confidential Information; and
(ii) either (A) have been party to a “work-for-hire” arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising or (B) have executed appropriate instruments of assignment in favor of one or more the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(i) The Company has no obligation whatsoever to assign any of its Intellectual Property to any Governmental or Regulatory Authority.
2.17 Employees.
(a) Schedule 2.17(a) sets forth a true and complete list of the names, titles, location, annualized salary rate, severance rights, and other compensation (including bonuses) of all employees of the Company. Except as set forth on Schedule 2.17(a), the employment of each employee of the Company is terminable by the Company at will. All individuals who are performing, or who have performed, services for the Company have been properly classified as either independent contractors or common law employees of the Company. All employees of the Company are, and have been, properly classified as exempt or non-exempt under the Fair Labor Standards Act.
(b) The Company does not have actual knowledge that any of its employees, or that any group of its employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.
(c) The Company has complied with all applicable state and federal equal employment opportunity, wages, hours, layoffs, health, safety and all other laws related to employment. The Company has paid in full to all employees or has adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. No claim has been threatened or asserted against the Company relating to the Business or is now pending before any Governmental or Regulatory Authority, nor is there any pending litigation with respect to (i) payment of wages, salary or overtime pay; (ii) employment discrimination, including, without limitation, age, gender, race, religion or other legally protected category; (iii) wrongful termination of employment; (iv) violation of any occupational safety or health standards; or (v) any other employment-related law. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company relating to the Business, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.
2.18 Insurance.
(a) Schedule 2.18(a) contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, losses (by type of coverage) for the past three years, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability, electronic errors and omissions and other insurance policies currently in effect that insure the Business, operations or employees of the Company. Schedule 2.18(a) also sets forth all outstanding insurance claims by the Company for damage to or loss of property or income which have been referred to insurers or which the Company believes to be covered by commercial insurance. The Shareholders have heretofore delivered to Buyer complete and correct copies of the policies and agreements set forth on Schedule 2.18(a).

(b) The Company has policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. There is no claim pending under any of such policies as to which the carrier has issued a denial of coverage or a reservation of rights in the respect to such claim or informed the Company of its intent to do so. All premiums due and payable under all such policies have been paid and the Company is otherwise in material compliance with the terms of such policies. The insurance coverage provided by the policies described in Schedule 2.18(a) will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. Such policies are sufficient for compliance with all requirements of applicable Laws and all agreements relating to the Company.
2.19 Environmental Matters.
(a) The Company is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable environmental laws, or in any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. The Company has no Knowledge of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which could reasonably be expected to interfere with or prevent continued compliance, or which could reasonably be expected to give rise to any common law or legal liability, or otherwise form the basis for any claim, action, suit, proceedings, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste or hazardous material.
(b) The Company has not received any notification from any Governmental or Regulatory Authority or other third parties related to hazardous material on or affecting any property owned or leased by the Company or relating to any potential or known liability under applicable environmental laws arising from the ownership or leasing of any property.
2.20 Employee Benefit Plans.
(a) Schedule 2.20 identifies each Plan (i) sponsored or maintained by the Company or any of its ERISA Affiliates, (ii) to which the Company or any of its ERISA Affiliates contributes or has an obligation to contribute or make payments, or (iii) which could result in any liability for the Company or any of its ERISA Affiliates.

(b) Except as set forth in Schedule 2.20 with respect to each Plan required to be listed in Schedule 2.20: (i) each Plan has been administered in compliance with its terms and is in compliance with the applicable provisions of ERISA (including the prohibited transaction provisions thereof), the Internal Revenue Code and other applicable laws; (ii) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the U.S. Department of Labor, the PBGC, or any participant or beneficiary with respect to the Plans; (iii) each Pension Plan which is intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code has received a favorable determination from the IRS as to its qualified status or is within the remedial amendment period (as defined in Section 401(b) of the Internal Revenue Code taking into account any pronouncements of the IRS relating to such period) for making any required changes; (iv) each Plan may, without liability, be amended, terminated or otherwise discontinued, (v) no Plan provides medical benefits to any Person who is not a current employee of the Company (other than dependents of current employees) and neither the Company nor any of its ERISA Affiliates is contractually or otherwise obligated to provide any Person who is not a current employee of the Company (other than dependents of current employees) with medical benefits, other than continuation coverage as required under Section 4980B of the Internal Revenue Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable law; (vi) the Company has made or provided for all contributions required under the terms of such Plans and any applicable Laws for all periods through the Closing Date; (vii) there have been no “prohibited transactions” (as described in Section 4975 of the Internal Revenue Code or in Part 4 of Subtitle B of Title I of ERISA) involving any Plan; (viii) there has been no violation of the “continuation coverage requirements” of COBRA with respect to any Plan to which such continuation coverage requirements apply; and (ix) there has been no violation of the obligations imposed by Section 9801 of the Internal Revenue Code and Part 7 of Subtitle B of Title I of ERISA (“HIPAA”) with respect to any Plan which is a group health plan (as defined in Section 5000(b)(1) of the Internal Revenue Code or Part 6 of Subtitle B of Title I of ERISA).
(c) Neither the Company nor any of its ERISA Affiliates maintains or has ever maintained any Plan or arrangement which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Section 412 of the Internal Revenue Code.
(d) Neither the Company nor any of its ERISA Affiliates, has ever maintained or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.
(e) Neither the Company nor any of its ERISA Affiliates is, or ever has been, bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Plan.
(f) Each Plan required to be listed in Schedule 2.20 that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Internal Revenue Code) and was in existence prior to October 3, 2004, has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such Plan to be subject to Section 409A of the Internal Revenue Code. With respect to each Plan required to be listed on Schedule 2.20 that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code, no event has occurred and no condition exists, that could subject any Person to any tax, fine, penalty or other liability under Section 409A of the Internal Revenue Code (“409A Liability”).

(g) Complete and correct copies of the following documents have been delivered by the Company to Buyer: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Plans, (ii) for each of the most recently ended five (5) plan years, all IRS Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Plan, (iii) the most recent IRS determination letter for each Plan (if any), (iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Plans subject to ERISA, (v) all material rulings, opinion letters, information letters, advisory opinions or other correspondence to or from or issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Plan, (vi) all policies pertaining to fiduciary liability insurance covering the fiduciaries of a Plan, and all bonds pertaining to any Plan, and (vii) all nondiscrimination tests required under the Internal Revenue Code for any Plan for the prior five (5) years.
(h) Except as set forth in Schedule 2.20, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any Person to bonus pay, golden parachute payment, severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such Person (except as required by Section 411 of the Internal Revenue Code), or (iii) result in any forgiveness at indebtedness. As of the Closing Date, no payment made, or required to be made, to any officer, director, employee, or agent of the Company (collectively, “Recipients”) pursuant to any employment contract, severance agreement, or other arrangement as a consequence of the transaction described herein will be non-deductible to the Company because of the applicability of the “golden parachute” provisions of Sections 280G and 4999 of the Internal Revenue Code, nor will the Company be required to “gross up” or otherwise compensate any Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the Recipient as a result of the applicability of Sections 280G and 4999 of the Internal Revenue Code.
(i) The participant and beneficiary records with respect to each Plan are in the custody of the Company (or an agent of the Company who must, upon demand, provide such records to the Company within a reasonable period of time), and such records are accurate in all material respects.
(j) Neither the Company or any of its ERISA Affiliates, has ever maintained or been obligated to contribute to any “multiple employer plan,” as defined in Section 413(c) of the Internal Revenue Code, or has ever maintained or been obligated to contribute to any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.
(k) Neither the Company nor any of its ERISA Affiliates is subject to any penalty or tax with respect to any Plan under Sections 4975 through 4980G of the Internal Revenue Code.
(l) Neither the Company nor any of its ERISA Affiliates sponsors or maintains a “group health plan” (as defined in Section 9832 of the Internal Revenue Code or Section 733(a) of ERISA) which has a plan year that has begun on or after September 23, 2010. Neither the Company nor any of its ERISA Affiliates sponsors or maintains a “group health plan” that cannot meet the requirements to be a “grandfathered health plan” (as defined in Treas. Reg. §54.9815-1251T or 29 CFR §2590.715-1251).

2.21 Taxes.
(a) The Company is not, and has never been, a member of any consolidated, combined, affiliated or unitary group for tax purposes (collectively, “Consolidated Group”). The Company has never merged with or into any other entity, or otherwise participated in a “reorganization” within the meaning of Section 368 of the Internal Revenue Code, and has never acquired the assets or stock of any other entity in a transaction causing the Company to be a successor to any other entity. The Company has timely filed all Tax Returns required to be filed by the Company in the manner provided by law. All such Tax Returns are true, correct and complete in all material respects. Any carryover tax attributes reflected on such returns, including net operating loss carry forwards or carry forwards of tax credits, are calculated accurately and, after consummation of the transactions contemplated hereby, will be available to the extent and as reflected on such tax returns. The Company has timely paid all Taxes due or required to be withheld from amounts owing to any employee, creditor, shareholder or third party and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. The Company has delivered to Buyer true, correct and complete copies of all Tax Returns filed with respect to the Company for all taxable periods for the last three (3) taxable years.
(b) There are no liens for Taxes on any of the assets of the Company, except for liens for current Taxes not yet due. No Taxing Authority has asserted or threatened to assert, nor is the Company aware of any basis for the assertion by any Taxing Authority of any claim for unpaid Taxes. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.
(c) No audit, examination, investigation, deficiency or refund litigation or other proceeding in respect of Taxes of the Company has been proposed, assessed or asserted by a Tax Authority that has resulted in any increased liability for additional Taxes. The Company has not requested or received any written ruling from a Taxing Authority relating to Taxes or entered into any agreement with a Tax Authority relating to Taxes.
(d) The Company is not a party to, is not bound by, or has no obligation under, or potential liability with regards to, any Tax sharing agreement, tax allocation, tax indemnity or similar agreement or arrangement, or has any potential liability or obligation for any Taxes of any Person other than itself whether as a transferee or successor or otherwise.
(e) No extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. The Company is not a party to any agreement extending the time within which to file any Tax Return.
(f) The Company is not a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code or cause any excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.
(g) The Company has no deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19.
(h) The Company is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

(i) The Company has not agreed to include, nor is it required to include, in income for any year beginning after the Closing Date (by virtue of operations prior to the Closing Dates), any adjustment under either Section 481(a) or 482 of the Internal Revenue Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.
(j) The Company has not distributed stock of another entity, nor has the Company had its stock distributed by another entity, within the past three (3) years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Internal Revenue Code.
(k) The Company is not a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign income tax purposes.
(l) The Company is not liable for any built-in gain Tax under Section 1374 of the Internal Revenue Code.
(m) The Company has filed a federal income Tax Return for the taxable year immediately preceding the current taxable year.
2.22 Banks Accounts and Powers of Attorney. Schedule 2.22 sets forth a true and complete list showing:
(a) the name and location of each bank in which the Company has an account, credit line or safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and
(b) the names of all Persons, if any holding powers of attorney from the Company and a summary statement of the terms thereof.
2.23 Accounts Receivable. Schedule 2.23 sets forth an accurate list of the accounts and notes receivable of the Company (the “Receivables”) as of a recent date. Schedule 2.23 also sets forth an accurate aging of all Receivables as of the date of the Interim Financial Statements showing amounts due in 30-day aging categories. The Receivables that are classified as current assets on the Interim Financial Statements are bona fide receivables, were acquired in the ordinary course of business and are stated in accordance with GAAP. Such Receivables are collectible in the amount shown on Schedule 2.23, net of reserves for doubtful accounts reflected in the Interim Financial Statements or as set forth on Schedule 2.23.
2.24 Customers Schedule 2.24 contains a summary of the revenues from each of the customers of the Company for the year ended December 31, 2009 and the nine months ended September 30, 2010. The Shareholders have no Knowledge (i) that any such customers intend to cease or materially diminish use of the products or services of the Business or (ii) of any fact or circumstance that could reasonably be expected to cause such customers to cease or materially diminish use of the products or services of the Business.

2.25 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Buyer or the Company upon consummation of the transactions contemplated by this Agreement.
2.26 Related-Party Transactions. Except as set forth on Schedule 2.26, Company is not indebted to, or a party to any contract with, any of its shareholders, directors or officers or their Affiliates. None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company has a business relationship, or any firm or corporation that competes with the Company.
2.27 Warranty and Related Matters. Schedule 2.27 sets forth the Company’s standard form of product and service warranties and guarantees on the AECsoft Products and Services, and the Company has not deviated from such form except in cases that could not reasonably be expected to have a Material Adverse Effect. There are no existing or, to the Company’s Knowledge, threatened, product liability, warranty or other similar claims against the Company alleging that any such products or Services are defective or fails to meet any product or service warranties. There are no liabilities for warranty or other claims or returns with respect to any of the AECsoft Products and Services relating to any such defects or problems.
2.28 Investment. Each of the Shareholders is acquiring the Share Consideration for his or her own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. The Shareholders understand that the Share Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of the Shareholders’ investment intent as expressed herein. Each of the Shareholders is an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Each of the Shareholders consents, agrees and acknowledges that the certificate or certificates representing the Share Consideration will bear the following legend, or another legend to the same effect and agrees to the restrictions set forth therein:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE SECURITIES ACT, AND STATUTORY EXEMPTIONS UNDER APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.
2.29 Accuracy of Information Furnished. No representation, statement or information in writing made or furnished by the Shareholders, the Company or any of their respective representatives to Buyer contained in this Agreement and the various schedules, appendices and exhibits attached hereto contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Shareholders as follows:
3.01 Corporate Existence. Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware, with the full corporate power and authority to own and operate its properties and to conduct the Business as and in the places where such properties are now owned or operated or such Business is now being conducted.
3.02 Corporate Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the consummation by Buyer of the transactions contemplated hereby and thereby, and the performance by Buyer of its obligations hereunder and thereunder, are within Buyer’s legal powers and authority and have been, or will be on or before the Closing Date, duly authorized by all necessary corporate action on the part of such entity. This Agreement and the Ancillary Agreements to which it is a party constitute valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms.
3.03 Non-Contravention.
(a) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Buyer of its obligations hereunder and thereunder, do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.
(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental or Regulatory Authority.
3.04 Consents. No Approval by any Governmental or Regulatory Authority (other than compliance with the federal and state securities laws and regulations and the rules of the Nasdaq Global Market) or by any Person under any material contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of Buyer, no Approval from any Governmental or Regulatory Authority is required for Buyer to conduct the Business from and after the Closings, other than Approvals relating to AEC Global.

3.05 Capitalization. The authorized capital stock of Buyer consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 20,528,964 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.001 per share, no shares of which are issued and outstanding. Other than 4,307,736 shares of Buyer Common Stock that are reserved for issuance pursuant to options that have been granted or authorized to be granted, there are (i) no shares of capital stock, or other securities of Buyer issued, reserved for issuance or outstanding, (ii) no rights to receive shares of Buyer Common Stock on a deferred basis granted under an option plan or otherwise; (iv) no securities of Buyer convertible into or exchangeable or exercisable for shares of Buyer Common Stock or other ownership interests of Buyer; and (v) no warrants, calls, options or other rights to acquire from Buyer, and no obligation of Buyer to issue, capital stock or other securities of Buyer.
3.06 Securities and Exchange Commission Filings. Since September 30, 2010, Buyer has filed all documents required to be filed by Buyer with the Securities and Exchange Commission (the “SEC Filings”). As of their respective filing dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent the SEC Filings have been corrected, updated or superseded by a document subsequently filed with the Securities and Exchange Commission.
3.07 Litigation. Since December 31, 2009, except as has been disclosed in the SEC Filings, there has been no material litigation pending or, to the knowledge of Buyer, threatened against Buyer or that has been settled by Buyer. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Buyer.
3.08 Issuance of Buyer Shares. The Share Consideration, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. Except as set forth herein and subject to restrictions on transfer under the securities laws of the United States of America or any state thereof, the Share Consideration is not subject to any preemptive rights, rights of first refusal or restrictions on transfer. Assuming the accuracy of the representations contained in Section 2.29 hereof, the Share Consideration to be issued pursuant hereto will be issued in a transaction exempt from registration under the Securities Act.
3.09 Accuracy of Information Furnished. No representation, statement or information in writing made or furnished by Buyer to the Shareholders contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

ARTICLE IV. COVENANTS OF THE SHAREHOLDERS
The Shareholders agree that:
4.01 Conduct of the Business. From the date hereof until the Closing Date, the Shareholders shall cause the Company to conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact the business organization and relationships with third parties of the Business and to keep available the services of its employees, except those employees who voluntarily resign in the normal course. Without in any way limiting the foregoing provisions of this Section 4.01, the Shareholders agree that from the date hereof until the Closing Date, the Company shall not:
(a) enter into any Material Contract or transaction outside the ordinary course of business;
(b) amend theArticles of Incorporation or Bylaws of AECsoft USA or the governing documents of AEC Global;
(c) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of the AECsoft USA Common Stock, the AEC Global Capital Stock or any Convertible Securities (except that AECsoft USA shall be permitted to make cash distributions to its shareholders so long as it maintains cash and cash equivalents of at least $1,500,000), or effect or approve any split, combination or reclassification of the AECsoft USA Common Stock, the AEC Global Capital Stock or any Convertible Securities, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of AECsoft USA Common Stock, AEC Global Capital Stock or any Convertible Securities;
(d) issue any securities, except as may be required pursuant to the exercise of any Convertible Securities existing on the date of this Agreement;
(e) enter into any employment agreement;
(f) terminate or modify any existing benefit arrangement or employee benefit plan, pay any bonuses other than annual bonuses in the ordinary course of business consistent with past practices or otherwise increase the annual level of compensation of any existing employee;
(g) encumber, sell, lease, license or otherwise transfer any assets, properties or rights of the Company to any Person, other than the non-exclusive license of the Company Software to customers in the ordinary course of business;
(h) transfer any rights to any Intellectual Property to any Person, other than the non-exclusive license of the Company Software to customers in the ordinary course of business;
(i) cancel or waive any Liability owing to the Company;
(j) incur any Liability in excess of $10,000;
(k) make any payment in excess of $10,000;
(l) purchase or otherwise acquire any property, rights or assets having a value in excess of $10,000;
(m) terminate or waive any rights, benefits or claims of the Company under any Material Contract,
(n) amend or terminate any Material Contract;

(o) (i) make or change any election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, or (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;
(p) fail to renew, cancel, or amend any insurance policy;
(q) enter into any barter transactions for AECsoft Products and Services;
(r) take any action, or fail to take any action, that results in, or could reasonably be expected to result in, any representation or warranty contained in Article II hereof to be in accurate in any material respect (without regard to any materiality qualifiers contained in such representation or warranty); or
(s) agree to do any of the foregoing.
4.02 Notices of Certain Events. From the date hereof until the Closing Date, the Shareolders shall promptly notify Buyer of:
(a) any event or occurrence that could reasonably be expected to render any representation or warranty of the Shareholders contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect;
(b) any Material Adverse Effect or any event or occurrence that could reasonably be expected to have a Material Adverse Effect;
(c) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(d) any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement; and
(e) any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened, against the Shareholders, the Company, the Company’s assets and properties or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.14.
4.03 Maintenance of Business Relationships. The Shareholders shall cause the Company to use its best efforts to carry on and preserve the Business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the Company or the Shareholders become aware of a material deterioration in the relationship with any customer, supplier or employee, the Shareholders will promptly bring such information to the attention of Buyer in writing and, if requested by Buyer, will exert their best efforts to restore the relationship.

4.04 Termination of 401(k) Plan. Effective immediately prior to the Closing Date and contingent upon the Closing, the Shareholders shall cause the Company to terminate any and all Plans intended to include an Internal Revenue Code Section 401(k) arrangement (unless Buyer provides written notice to the Company that such 401(k) plans shall not be terminated within a reasonable period of time prior to the Closing Date). Unless Buyer provides such written notice to the Shareholders, the Shareholders shall provide Buyer with evidence that such Plans have been terminated (effective immediately prior to the Closing Date and contingent upon the Closing) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to the review and approval of Buyer.
4.05 Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Shareholders shall cause the Company to (i) give Buyer and its representatives reasonable access to all buildings, offices, and other facilities and to all books and records of the Company, whether located on the premises of the Company or at another location; (ii) permit Buyer to make such inspections as they may reasonably require; (iii) cause its officers to furnish Buyer such financial, operating, technical and product data and other information with respect to the Business and the assets and properties of the Company as Buyer from time to time may request, including financial statements and schedules; (iv) allow Buyer the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Buyer in the development of integration plans for implementation by Buyer following the Closings; provided, however, that no investigation pursuant to this Section 4.05 shall affect or be deemed to modify any representation or warranty made by the Shareholders herein. Materials furnished to Buyer pursuant to this Section 4.05 may be used by Buyer for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.
4.06 Covenant Not to Compete.
(a) During the Restricted Period, each Shareholder covenants and agrees to not, Directly or Indirectly, engage within the Territory in any activity, business or venture that develops, distributes, sells or provides products or services that Competes with the Business.
(b) Each Shareholder agrees that the terms and the time periods provided for, and the geographical area encompassed by, the covenants contained in Section 4.06(a) hereof are necessary and reasonable in order to protect Buyer with respect to the purchase of the Shares. The Parties agree that the execution, delivery and performance of this Agreement are in consideration of and a condition to the consummation of the transactions contemplated by this Agreement. If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Agreement to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

(c) The covenants contained in Section 4.06(a) shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States and one for each jurisdiction within each country other than the United States. It is the desire and intent of the parties that these covenants shall be enforced to the fullest extent permissible under applicable law and that if one such clause is found unenforceable, the remaining clauses be enforced.
(d) It is expressly agreed that monetary damages would be inadequate to compensate Buyer for any breach by any Shareholder of the covenants set forth in Section 4.06(a). Accordingly, in the event of any breach or threatened breach by any party of any such covenant, Buyer shall be entitled to seek temporary or permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Buyer may be entitled.
4.07 No Solicitation.
(a) Until the earlier of the Closing and the termination of this Agreement, the Shareholders will not, nor will the Shareholders permit any of the Company’s directors, officers, agents, employees, Affiliates, attorneys, accountants, financial advisers or other representatives (collectively, the “Company and its Representatives”) to, (directly or indirectly):
(i) solicit, encourage, initiate, entertain, review or participate in any negotiations or discussions with respect to any possible Business Combination involving the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter established) or any offer or proposal, oral, written, or otherwise, formal or informal to acquire all or any major part of the Company, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise,
(ii) disclose any information not customarily disclosed to any Person concerning the Company which could reasonably be expected to be used for the purposes of evaluating any such possible Business Combination or formulating any such offer or proposal,
(iii) assist, cooperate with, facilitate or encourage any such offer or proposal, or any effort or attempt by any such Person with regard to any such possible Business Combination,
(iv) enter into any contract, arrangement or understanding with any Person, looking toward a Business Combination,
(v) make or authorize any statement, endorsement, recommendation or solicitation in support of any such offer or proposal or any such possible Business Combination,
(vi) agree to, enter into, approve, recommend or endorse a contract regarding, any transaction involving the acquisition of all or any substantial portion of the Company, its assets or the Business, or
(vii) authorize or permit the Company and its Representatives to take any action within the scope of any of the foregoing clauses.

(b) Without limiting the provisions set forth in Section 4.07(a), if any substantive proposal or offer regarding a Business Combination is made or is outstanding on the date hereof, the Shareholders shall notify Buyer (such notice to include the identity of the Person proposing such Business Combination and the terms thereof), and shall keep Buyer fully apprised, on a current basis, of the status and details of any such Business Combination and of any modifications to the terms thereof. The Shareholders immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any Business Combination.
(c) Each of the Shareholders and Buyer acknowledge that this Section 4.07 was a significant inducement for Buyer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Shareholders or (ii) a failure to induce Buyer to enter into this Agreement.
ARTICLE V. OTHER AGREEMENTS
The parties hereto agree that:
5.01 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. From and after the Closings, Buyer and the Shareholders each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to fully implement expeditiously the transactions contemplated by this Agreement and to facilitate the operation of the Business following the Closings.
5.02 Certain Filings and Approvals. Buyer and the Shareholders each shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental or Regulatory Authority is required, or any actions or Approvals are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, (b) in furnishing information required in connection with taking any such actions or making any such filings and (c) in seeking, in a timely manner, to take any such actions or obtain any such consents, approvals or waivers.
5.03 Public Announcements. Except as otherwise provided in this Agreement, or unless otherwise required by applicable law (including federal and state securities laws) or, as to Buyer, by the rules and regulations of the Nasdaq Global Market, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Buyer and the Shareholders prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.
5.04 Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses, including all legal, accounting, financial advisory, consulting or other fees and expenses of third parties (“Transaction Expenses”) incurred by a party in connection with the negotiation and effectuation of the sale and transfer of the Shares and/or the Business, shall be the obligation of the respective party incurring such fees and expenses. Without limiting the generality of the foregoing, the Company shall not incur any Transaction Expenses on behalf of the Shareholders in connection with the transactions contemplated hereby that will not be satisfied at or prior to Cloisng.

5.05 Transfer of Assets. Prior to the AECsoft USA Closing, (i) the Company shall transfer and assign to one or more of the Shareholders all automobiles owned or leased by the Company together with all related automobile insurance policies and all other obligations with respect to such automobiles, and (ii) the Company shall transfer and assign to each respective Shareholder personal and key man life insurance policies owned or possessed by the Company with respect to such Shareholder.
5.06 Tax Matters.
(a) Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company that are due after each Closing Date.
(b)
(i) Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(ii) Buyer and the Shareholders further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(iii) Buyer and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Internal Revenue Code §6043, or Internal Revenue Code §6043A, or Treasury Regulations promulgated thereunder.
5.07 Resales of the Shares. Buyer agrees to use its commercially reasonable efforts to facilitate each Shareholder’s ability to sell the Shares in accordance with the requirements of Rule 144 promulgated under the Securities Act (“Rule 144”), including providing Buyer’s transfer agent with appropriate instruction letters or legal opinion letters to authorize the sale of the Shares in accordance with Rule 144. Each Shareholder agrees that all sales of the Shares (other than sales pursuant to the registration rights granted in the Stock Restriction Agreements) shall be made in compliance with Rule 144. Without limiting the foregoing, each Shareholder agrees to comply with the volume limitations contained in paragraph (e) of Rule 144, regardless of whether the undersigned shall be deemed to be an affiliate of Buyer.

ARTICLE VI. CONDITIONS TO CLOSING
6.01 Conditions to the Obligations of Each Party. The obligations of Buyer and the Shareholders to consummate each Closing are subject to the satisfaction of the following conditions:
(a) No provision of any applicable law or regulation, nor any judgment, injunction, order or decree, shall prohibit the consummation of the Closing.
(b) All actions by or in respect of or filings with any Governmental or Regulatory Authority required to permit the consummation of the Closing shall have been obtained.
6.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate each Closing is subject to the satisfaction of the following further conditions, each of which is for the benefit of Buyer and any one or more of which may be waived by Buyer:
(a) The representations and warranties of the Shareholders contained in this Agreement shall have been true and correct at and as of the date hereof and at and as of the applicable Closing Date with the same force and effect as though made at and as of that time, except for representations and warranties that by their express terms are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of the date so made. The Shareholders shall have performed and complied in all material respects with all of their obligations required by this Agreement to be performed or complied with at or prior to the applicable Closing Date. The Shareholders shall have delivered to Buyer a certificate, dated as of the applicable Closing Date and signed by each of the Shareholders, certifying that such representations and warranties are thus true and correct and that all such obligations have been thus performed and complied with or waived by Buyer.
(b) There shall not be pending or threatened any actions, suits, claims, governmental investigations or arbitration proceedings that threaten, or could reasonably be expected to result in, substantial damages or that challenge the validity of this Agreement or any action taken or to be taken in connection herewith or otherwise seeks to restrain, prohibit or invalidate the transactions contemplated hereby.
(c) All Required Consents shall have been obtained and shown by written evidence reasonably satisfactory to Buyer.
(d) The Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.
(e) There shall not have been since the date of this Agreement any Material Adverse Effect on the Company or any event or occurrence that could reasonably be expected to result in a Material Adverse Effect.
(f) With respect to the AECsoft USA Closing, the Shareholders shall have completed each of the deliveries required by Section 1.03, and with respect to the AEC Global Closing, Ren shall have completed each of the deliveries required by Section 1.04.
(g) With respect to the AECsoft USA Closing, at least 90% of the full-time non-clerical or administrative employees employed by Company as of the date of this Agreement shall continue to be employed by Company on the Closing Date (excluding any employees whose employment have been terminated by the Company with the prior written consent of Buyer) and shall not have given any notice or other indication that they are not willing to continued to be employed by the Company or Buyer following the transactions contemplated hereby.

(h) With respect to the AECsoft USA Closing, the Shareholders shall have provided written evidence reasonably satisfactory to Buyer that all options or other rights to acquire the capital stock of AECsoft USA offered or granted to Thomas Kase have been terminated.
(i) With respect to the AECsoft USA Closing, the Shareholders shall have provided written evidence reasonably satisfactory to Buyer that all employees of the Company have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property arising from their employment.
(j) With respect to the AECsoft USA Closing, all directors and officers of AECsoft USA shall have provided to Buyer written notice of resignation from all positions with AECsoft USA, which resignations shall be effective upon such Closing.
(k) With respect to the AEC Global Closing, the AECsoft USA Closing shall have been completed or shall be occurring simultaneously.
(l) With respect to the AEC Global Closing, all applicable Approvals necessary for the conduct of the Business in the People’s Republic of China as a “wholly-foreign owned enterprise and trading company” shall have been obtained and shown by written evidence reasonably satisfactory to Buyer.
(m) With respect to the AEC Global Closing, all directors and officers of AEC Global shall have provided to Buyer written notice of resignation from all positions with AEC Global, which resignations shall be effective upon such Closing.
6.03 Conditions to Obligations of the Shareholders. The obligation of the Shareholders to consummate the Closing is subject to the satisfaction of the following further conditions, each of which is for the benefit of the Shareholders and any one or more of which may be waived by the Shareholders:
(a) The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof and at and as of the Closing Date (in each case without regard to any materiality qualifiers contained in such representations and warranties) with the same force and effect as though made at and as of that time, except for representations and warranties that by their express terms are made solely as of a specific date which representations and warranties shall be true and correct in all material respects as of the date so made. Buyer shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Buyer shall have delivered to the Shareholders a certificate, dated as of the Closing Date and signed by a duly authorized representative, certifying that such representations and warranties are thus true and correct and that all such obligations have been thus performed and complied with or waived by the Shareholders.
(b) There shall not be pending or threatened any actions, suits, claims, governmental investigations or arbitration proceedings that challenge the validity of this Agreement or any action taken or to be taken in connection herewith or otherwise seeks to restrain, prohibit or invalidate the transactions contemplated hereby.

(c) With respect to the AECsoft USA Closing, Buyer shall have completed each of the deliveries required by Section 1.03, and with respect to the AEC Global Closing, Buyer shall have completed each of the deliveries required by Section 1.04.
(d) With respect to the AEC Global Closing, the AECsoft USA Closing shall have been completed or shall be occurring simultaneously.
ARTICLE VII. SURVIVAL; INDEMNIFICATION
7.01 Survival of Representations, Warranties, Covenants and Agreements. Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any certificate delivered pursuant to Section 6.02(a) or Section 6.03(a) of this Agreement. All representations and warranties of the Shareholders, all covenants and agreements of the Shareholders that by their terms are to be performed on or prior to either Closing Date, all representations and warranties of Buyer and all covenants and agreements of Buyer that by their terms are to be performed on or prior to either Closing Date that are contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive each Closing and continue until December 15, 2012, except that the representations and warranties contained in Sections 2.04, 2.08(b), 2.15, 2.19, 2.20 and 2.21 shall survive until the third anniversary of the AECsoft Closing Date and the representations and warranties contained in Section 2.16 shall survive until the ninetieth (90th) day following the expiration of all statutes of limitations applicable to the subject matter thereof; provided, however, that if, at any time prior to the applicable expiration date for any representation and warranty, (i) any Buyer Indemnified Party (as defined below) delivers a written notice asserting a claim for recovery under Section 7.02 with respect to such representation and warranty or (ii) any Shareholder Indemnified Party (as defined below) delivers a written notice asserting a claim for recovery under Section 7.03 with respect to such representation and warranty, then such representation and warranty shall survive the expiration date until such time as such claim is fully and finally resolved. The representations and warranties contained in Sections 2.04, 2.08(b), 2.15, 2.16, 2.19, 2.20 and 2.21 are referred to herein collectively as the “Fundamental Representations”.
7.02 Indemnification of the Buyer Indemnified Parties.
(a) Each Shareholder, jointly and severally, agrees to indemnify and hold harmless Buyer and each of its officers, directors, shareholders, agents, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) in respect of all expenses, losses, penalties, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) (collectively, the “Indemnifiable Damages”) incurred or suffered by any such Buyer Indemnified Party resulting from:
(i) Any inaccurate representation or warranty made by the Shareholders in or pursuant to this Agreement, any certificate delivered pursuant to this Agreement or any of the Ancillary Agreements;
(ii) Any default in the performance of any of the covenants or agreements made by the Shareholders in this Agreement or any of the Ancillary Agreements;

(iii) Any Transaction Expenses of the Shareholders that are not paid out of the Purchase Price at the Closing (“Excess Transaction Expenses”);
(iv) Any fraud or intentional misrepresentations of the Shareholders or the Company;
(v) The amount of any Cash Shortfall;
(vi) Any fees or expenses of a Disputes Auditor that are the responsibility of the Shareholders;
(vii) Any matter identified or required to be identified in Schedule 2.14; and
(viii) Each of the matters set forth on Schedule 7.02.
(b) The foregoing obligation of the Shareholders to indemnify the Buyer Indemnified Parties shall be subject to each of the following principles or qualifications:
(i) No claim for the recovery of Indemnifiable Damages pursuant to Section 7.02(a)(i) may be asserted by any Buyer Indemnified Party against the Shareholders after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.
(ii) Other than with respect to Indemnifiable Damages resulting from the fraud or intentional misrepresentations of the Shareholders or any inaccuracy in the Fundamental Representations, the maximum aggregate amount of indemnification payable by the Shareholders pursuant to this Section 7.02 shall be limited to an amount not to exceed $2,550,000. With respect to any inaccuracy in the Fundamental Representations, the maximum aggregate amount of indemnification payable by the Shareholders pursuant to this Section 7.02 shall be limited to an amount not to exceed $5,000,000 (the “Fundamental Representations Cap”); provided, however, that (A) the Fundamental Representations Cap shall be reduced to $2,500,000 for any claims that are first asserted in writing after the second anniversary of the AECsoft USA Closing Date, (B) the Fundamental Representations Cap shall be reduced to $1,250,000 for any claims that are first asserted in writing after the fourth anniversary of the AECsoft USA Closing Date, and (C) the Fundamental Representations Cap in effect at anytime shall be reduced by the aggregate amount of any indemnification claims paid by the Shareholders with respect to any inaccuracy in any representations or warranties that do not constitute Fundamental Representations. Notwithstanding anything to the contrary set forth in this Agreement, the Shareholders shall only be liable to the Buyer Indemnified Parties for indemnification under Section 7.02 in the event that the Indemnifiable Damages of the Buyer Indemnified Parties exceeds $50,000 in the aggregate (the “Basket Amount”), in which event the Shareholders shall be liable for all Indemnifiable Damages of the Buyer Indemnified Parties; provided, however, that the Basket Amount shall not apply to Indemnifiable Damages resulting from (i) Excess Transaction Expenses, (ii) any inaccuracy in the Fundamental Representations, (iii) any Cash Shortfall, (iv) any fees or expenses of a Disputes Auditor that are the responsibility of the Shareholders, or (v) any matter referenced in Schedule 7.02.
(iii) For purposes of determining the amount of Indemnifiable Damages resulting from the matters described in Section 7.02(a), the representations, warranties, covenants and agreements applicable thereto shall be deemed not to include any qualification or limitation with respect to materiality (whether by the terms “material” or “materiality” or by reference to a “Material Adverse Effect,” a “Material Adverse Change,” or otherwise).

7.03 Indemnification of the Shareholder Indemnified Parties.
(a) Buyer agrees to indemnify and hold the Shareholders and their respective agents, employees, successors and assigns (the “Shareholder Indemnified Parties”) harmless in respect of the aggregate of all Indemnifiable Damages incurred or suffered by the Shareholder Indemnified Parties resulting from:
(i) Any inaccurate representation or warranty made by Buyer in this Agreement, any certificate delivered pursuant to this Agreement or any of the Ancillary Agreements;
(ii) Any default in the performance of any of the covenants or agreements made by Buyer in this Agreement or any of the Ancillary Agreements; and
(iii) Any fraud or intentional misrepresentations of the Shareholders or the Company.
(b) The foregoing obligation of Buyer to indemnify the Shareholder Indemnified Parties shall be subject to each of the following principles or qualifications:
(i) No claim for the recovery of Indemnifiable Damages pursuant to Section 7.03(a)(i) may be asserted by any Shareholder Indemnified Parties against Buyer or its successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.
(ii) Other than with respect to Indemnifiable Damages resulting from the fraud or intentional misrepresentations of Buyer, the maximum aggregate amount of indemnification payable by Buyer pursuant to this Section 7.03 shall be limited to an amount not to exceed the Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall only be liable to the Shareholder Indemnified Parties for indemnification under Section 7.03 in the event that the Indemnifiable Damages of the Shareholder Indemnified Parties exceeds $50,000 in the aggregate, in which event Buyer shall be liable for all Indemnifiable Damages of the Shareholder Indemnified Parties.
(iii) For purposes of determining the amount of Indemnifiable Damages resulting from the matters described in Section 7.03(a), the representations, warranties, covenants and agreements applicable thereto shall be deemed not to include any qualification or limitation with respect to materiality (whether by the terms “material” or “materiality” or by reference to a “Material Adverse Effect,” a “Material Adverse Change,” or otherwise).

7.04 Escrow Fund. As soon as practicable after the AECsoft USA Closing Date, Buyer shall deposit the Escrow Amount with the Escrow Agent, such deposit to constitute the “Escrow Fund” to be governed by the terms set forth herein and the Escrow Agreement. The Escrow Fund shall be available to satisfy any qualifying indemnification claims pursuant to Section 7.02. The Shareholders and Buyer agree that claims against the Escrow Fund are not the exclusive remedy of Buyer or any Buyer Indemnified Party under this Agreement, except that claims against the Escrow Fund and offsets against the Earnout Payments shall be the exclusive remedy for indemnification claims arising from any inaccuracy in any representations or warranties that do not constitute Fundamental Representations. Other than in the case of fraud or willful breach or intentional misrepresentation, Indemnifiable Damages asserted by the Buyer Indemnified Parties pursuant to Section 7.02 shall be satisfied first by offsetting the amount of such Indemnifiable Damages against any Earnout Payment that has been finally determined to be payable pursuant to Section 1.02(c) and second, if no such Earnout Payment is then payable pursuant to Section 1.02(c) or such Earnout Payment is insufficient to fully satisfy such Indemnifiable Damages, by distribution from the Escrow Fund in accordance with the terms of the Escrow Agreement. The Shareholders obligation to satisfy indemnification claims by the Buyer Indemnified Parties pursuant to Section 7.02 shall be limited to offsets of the Earnout Payments and distributions from the Escrow Fund until such time as claims have been asserted by Buyer Indemnified Parties for aggregate Indemnifiable Damages in excess of the amount of the Escrow Fund then held by the Escrow Agent pursuant to the Escrow Agreement.
7.05 General Indemnification Procedures.
(a) A party seeking indemnification pursuant to Sections 7.02 or 7.03 (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim for Indemnifiable Damages or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). If any Indemnifying Party shall be obligated to indemnify an Indemnified Party hereunder, such Indemnifying Party shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled.
(b) The Indemnifying Party shall have the right (but not the obligation), exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a person not a party to this Agreement (other than an Affiliate of any party hereto) in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; (B) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party will be adverse to the interests of the Indemnified Party; and (C) the Indemnifying Party makes reasonably adequate provision to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (A), (B) and (C) are collectively referred to as the “Litigation Conditions”).

(c) Within fifteen (15) days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice of objection is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. If the Indemnified Party is defending the claim after it has made an objection based upon the Litigation Conditions, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to, or agreed to in a settlement made pursuant to Section 7.05(e) with, the third party with respect to such Third Party Claim, and shall be obligated to pay the costs (including attorneys’ fees and reasonable expenses) incurred by the Indemnified Party defending such Third Party Claim.
(d) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.
(e) If the Indemnifying Party has not assumed the defense thereof, the Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems appropriate. If the Indemnifying Party shall have assumed the defense of any Third Party Claim as provided in this Agreement, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
(f) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
(g) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, any Indemnified Party shall have the right to be put in the same financial position as they would have been had each of the representations and warranties of Buyer and the Shareholders, as applicable, been true and correct and had each of the covenants of Buyer and the Shareholders, as applicable, been performed in full. The amount of any Indemnifiable Damages otherwise payable to an Indemnified Party hereunder shall be reduced if the Indemnifiable Damages incurred by such Indemnified Party will provide such Indemnified Party with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by such Indemnified Party as a result of such deductions or credits, discounted to its present value as of the date of the payment of the Indemnifiable Damages from the date such Indemnifiable Damages were incurred by such Buyer Indemnified Party at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

(h) The amount of any Indemnifiable Damages incurred or suffered by any Buyer Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds actually received by such Buyer Indemnified Party with respect to such Indemnifiable Damages, less (A) the cost and expense of pursuing such insurance recovery, (B) the deductible associated therewith, and (C) the amount of all retro-premium obligations and reasonably anticipated premium increases resulting from such recovery, and (ii) any recoveries actually received by the Buyer Indemnified Party from any other third party, less the cost and expense of pursuing such recoveries.
(i) Any payments made as indemnification under this Article VII shall be considered adjustments to the Purchase Price.
(j) The Buyer Indemnified Parties’ right to indemnification under this Article VII shall not be affected by any investigation (including any environmental, regulatory or intellectual property investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) by, Buyer or any of its Affiliates or other representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation. The waiver of any condition related to the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon any such representation, warranty, covenant or obligation.
(k) The Shareholders waive any defense arising by reason of any inability of any other obligor to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors’ remedies with respect to any other Person. The Shareholders shall not have any right of subrogation with respect to the Company, any Affiliate of the Company or any Buyer Indemnified Party, and the Shareholders waive any right to enforce any remedy which Buyer, any Affiliate of Buyer or any Buyer Indemnified Party now has or may hereafter have against any other Person and waive any benefit or any right to participate in any collateral or security whatsoever now or hereafter held by Buyer, any Affiliate of Buyer or any Buyer Indemnified Party.
(l) To the fullest extent permitted by applicable law, no Shareholder shall have, and no such holder shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such holder may become subject or which may be payable out of the Escrow Fund under or in connection with this Agreement.

7.06 Shareholders Agent.
(a) Ren and Xiong are hereby constituted and appointed jointly as the Shareholders Agent. Ren and Xiong hereby accept such appointment as the Shareholders Agent, and all actions, decisions and consents of the Shareholders Agent shall be made by Ren and Xiong acting jointly. For purposes of this Agreement, the term “Shareholders Agent” shall mean the agent for and on behalf of the Shareholders to: (i) give and receive notices and communications to or from Bany Buyer Indemnified Party relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) execute the Escrow Agreement on behalf of the Shareholders; (iii) authorize deliveries to Buyer of cash from the Escrow Fund in satisfaction of claims asserted by any Buyer Indemnified Party pursuant to this Article VII, including by not objecting to such claims; (iv) object to such claims pursuant to this Article VII; (v) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims pursuant to this Article VII; (vi) consent or agree to any amendment to this Agreement, and (vii) take all actions necessary or appropriate in the judgment of the Shareholders Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Shareholders Agent may be replaced from time to time by the Shareholders representing a majority in interest of the cash then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to Buyer. No bond shall be required of the Shareholders Agent, and the Shareholders Agent shall receive no compensation for his services.
(b) The Shareholders Agent shall not be liable to any Shareholders for any act done or omitted hereunder as the Shareholders Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Shareholders shall severally indemnify the Shareholders Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders Agent.
(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders Agent that is within the scope of the Shareholders Agent’s authority hererunder shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Shareholders and shall be final, binding and conclusive upon each such Shareholder; and each Buyer Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Shareholders.
(d) THE SHAREHOLDERS AGENT SHALL NOT BE LIABLE TO THE SHAREHOLDERS FOR ANY ACT DONE OR OMITTED HEREUNDER AS SHAREHOLDERS AGENT WHILE ACTING IN GOOD FAITH AND IN THE EXERCISE OF REASONABLE JUDGMENT, ANY ACT DONE OR OMITTED PURSUANT TO THE ADVICE OF COUNSEL SHALL BE CONCLUSIVE EVIDENCE OF THE SHAREHOLDER AGENT’S GOOD FAITH AND REASONABLENESS. THE SHAREHOLDERS SHALL SEVERALLY AND NOT JOINTLY INDEMNIFY THE SHAREHOLDERS AGENT AND HOLD HIM OR HER HARMLESS AGAINST ANY LOSS, LIABILITY OR EXPENSE INCURRED WITHOUT GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH ON THE PART OF THE SHAREHOLDERS AGENT AND ARISING OUT OF OR IN CONNECTION WITH THE ACCEPTANCE OR ADMINISTRATION OF HIS DUTIES HEREUNDER. IN ADDITION TO THE RIGHT OF INDEMNIFICATION AS AGAINST THE SHAREHOLDERS INDIVIDUALLY, THE SHAREHOLDERS AGENT SHALL BE ENTITLED TO INDEMNIFICATION FROM THE ESCROW AMOUNT FOR ANY SUCH LOSS, ABILITY OR EXPENSE FROM ANY DISTRIBUTION THEREOF TO THE SHAREHOLDERS.

(e) The Shareholders Agent will serve without compensation, but the Shareholders Agent may satisfy any out of pocket expenses reasonably incurred, including expenses for lawyers, accountants and other experts employed on behalf of the Shareholders, of up to Fifty Thousand Dollars ($50,000) by deducting such fees and expenses from any distribution of the Escrow Amount to the Shareholders. The Shareholders shall jointly and severally indemnify Shareholders Agent for all fees and expenses reasonably incurred by the Shareholders Agent in excess of Fifty Thousand Dollars ($50,000).
(f) A decision, act, consent or instruction of the Shareholders Agent shall constitute a decision of all of the Shareholders and shall be final, binding and conclusive upon each and every Shareholder, and the Escrow Agent (as defined in the Escrow Agreement) and Buyer may rely upon any decision, act, consent or instruction of the Shareholders Agent as being the decision, act, consent or instruction of each and every Shareholder.
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER
8.01 Grounds for Termination. This Agreement may be terminated at any time prior to the AECsoft USA Closing:
(a)
(i) by mutual written agreement of Buyer and the Shareholders;
(ii) by either Buyer or the Shareholders if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental or Regulatory Authority having competent jurisdiction;
(iii) by either Buyer or the Shareholders, if: (A) the AECsoft USA Closing has not occurred before 5:00 p.m. (Eastern Time) on March 31, 2011 (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(a)(iii) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the AECsoft USA Closing to occur on or before such date; (B) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (C) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental or Regulatory Authority that would make consummation of the transactions contemplated hereby illegal;
(iv) by the Shareholders if there has been any material misrepresentation or breach of, or failure to satisfy timely in any material respect on the part of Buyer any condition or any warranty, representation or agreement contained herein, if such breach or failure is not cured within five Business Days of receipt of written notice thereof from the Shareholders;
(v) by Buyer if there has been any material misrepresentation or breach of, or failure to satisfy timely in any material respect on the part of the Shareholders any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within five Business Days of receipt of written notice thereof from Buyer; or

The party desiring to terminate this Agreement pursuant to clauses (ii), (iii), (iv) or (v) shall give notice of such termination to the other party.
8.02 Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. In the event of a valid termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or the Company, or their officer, directors, shareholders or Affiliates; provided, however, that, the provisions of Sections 5.04, 8.02 and Article IX of this Agreement and that certain Reciprocal Confidentiality Agreement, dated December 28, 2009, by and between Buyer and the Company, shall remain in full force and effect and survive any termination of this Agreement.
8.03 Amendment. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties, except as may otherwise be restricted by applicable law.
8.04 Extension; Waiver. At any time prior to either Closing, Buyer and the Shareholders may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein.
ARTICLE IX. MISCELLANEOUS
9.01 Entire Agreement. This Agreement, the Ancillary Agreements, the Disclosure Schedules and the appendices, exhibits and schedules attached hereto and thereto, together with that certain Reciprocal Confidentiality Agreement, dated December 28, 2009, by and between Buyer and the Company, contain the entire agreement of the Parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings and agreements of the Parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.
9.02 Usage.
(a) In this Agreement, unless a clear contrary intention appears:
(i) reference to the enforceability of an agreement or contract includes the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and except as the remedy of specific performance and other equitable relief may be unavailable in certain cases;

(ii) the singular number includes the plural number and vice versa;
(iii) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;
(iv) reference to any gender includes each other gender;
(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(vi) reference to any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principal of common law, regulation, statute or treaty means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision thereof means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
(vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this agreement as a whole and not to any particular Article, Section or other provision thereof;
(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(ix) “or” is used in the inclusive sense of “and/or”;
(x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
(xi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b) Unless otherwise specified herein, all accounting terms used therein shall be interpreted and all accountings determinations thereunder shall be made in accordance with GAAP.
(c) This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
9.03 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.04 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.
9.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
If to Ren or Xiong, addressed to:
Yitao (Tom) Ren and Ying (Lily) Xiong
1776 Yorktown, Suite 435
Houston, Texas 77056
If to Gutierrez, addressed to:
14726 Oak Bend Drive
Houston, TX 77079
If to Dressin, addressed to:
11725 Evergreen Creek Lane
Las Vegas, NV 89135
In the case of any Shareholder, with a copy to, which shall not constitute notice:
Nance & Simpson, LLP
2603 Augusta, Suite 1000
Houston, Texas 77057
Attention: Glynn D. Nance, Jr., Esq.
Facsimile No.: (713) 520-5109
If to Buyer, addressed to:
SciQuest, Inc.
6501 Weston Parkway, Suite 200
Cary, NC 27513
Attention: Chief Executive Officer
Facsimile No.: (919) 659-2199

With a copy to, which shall not constitute notice:
Morris, Manning & Martin, L.L.P.
3343 Peachtree Road, Suite 1600
Atlanta, GA 30326
Attention: Grant W. Collingsworth, Esq.
Facsimile No.: (404) 365-9532
Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received or refused, if delivery is refused.
9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Federal district court of the United States of America for the Eastern District of North Carolina, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.05 or in such other manner as may be permitted by applicable statutes, rules or regulations, shall be valid and sufficient service thereof. With respect to any particular Proceeding, venue shall lie solely in Wake County, North Carolina.
9.07 Relationship of Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or constitute or be deemed to constitute any party hereto as agent of another party hereto, or its Affiliates, for any purpose whatever, and no party hereto shall have authority or power to bind any other party, or its Affiliates, or to contract in the name of or create a liability against any party hereto or its Affiliates, in any way or for any purpose.
9.08 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

9.09 Severability. If any provision hereof is declared invalid by a court of competent jurisdiction or to be in violation of applicable laws such provision shall be ineffective only to the extent of such invalidity or such violation, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.
9.10 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.
9.11 Legal Counsel. The Parties hereto acknowledge and agree that NANCE & SIMPSON, LLP and Glynn D. Nance, Jr. (collectively “N&S”) (i) has represented Ren and Xiong, in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement, (ii) has not represented the Company or any Shareholder (“Other Shareholders”) other than Ren and Xiong, except that N&S has represented AECsoft USA for the sole purpose of providing the legal opinion referred to in Section 1.03 of this Agreement, and (iii) in no event shall an attorney-client relationship be deemed to exist between N&S, on the one hand, and the Other Shareholders or any of their respective Affiliates.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER: SCIQUEST, INC.
By:	/s/ Rudy C. Howard
	Name:	Rudy C. Howard
	Title:	Chief Financial Officer

SHAREHOLDERS:
/s/ Tom (Yitao) Ren
Tom (Yitao) Ren

/s/ Ying (Lily) Xiong
Ying (Lily) Xiong

/s/ John Paul Gutierrez
John Paul Gutierrez

/s/ Ronald Dressin
Ronald Dressin

EXHIBIT A

DEFINITIONS
The following terms, as used herein, have the following meanings:
“AECsoft Products and Services” means the software products and services developed or provided by the Company to its customers in the course of operating the Business.
“AECsoft Revenues” means the revenues recognized by Buyer in accordance with GAAP from the sale and/or license of the AECsoft Products and Services.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.
“Ancillary Agreements” means, collectively, the Escrow Agreement, the AECsoft USA Stock Assignment Agreement, the AEC Global Share Transfer Agreement, the Stock Restriction Agreements and the Intellectual Property Agreement.
“Approval” and “Approvals” means any notice, report, filing, approval, authorization, consent, license, permit, qualification or registration or application for a new license permit, qualification or registration, or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to any Governmental or Regulatory Authority or any other Person.
“Business” means the Company’s business of developing, marketing, licensing, selling and/or distributing supply chain software and providing services related thereto.
“Business Combination” means, with respect to the Company, (i) any merger, consolidation or other business combination to which the Company is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of the Company, whether by the Company or the Shareholders, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a substantial portion of the assets of the Company, including by way of exclusive license or joint venture formation, or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Company or the Shareholders, with respect to any of the foregoing.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of North Carolina are authorized or obligated to close.
“Cash Escrow Amount” means One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000).
“Company Proprietary Software” means the Software owned by the Company.

“Company Software” means the Company Proprietary Software and any Third Party Software that is deployed with, or is otherwise used in conjunction with, the Company Proprietary Software in order to deliver the Services.
“Competes” means
(i) calling on, soliciting, taking away, accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer any individual, partnership, corporation or association that was a client or customer of the Company during the twelve (12)-calendar month period immediately preceding any such act with respect to business that is substantially similar to the Business; or
(ii) entering into or attempting to enter into any business substantially similar to or competing in any way with the Business, either alone or with any individual partnership, corporation or association.
“Confidential Information” means trade secrets and other information related to the conduct of the Business that is of value to its owner and is treated as confidential, including business plans, product plans, designs, algorithms, inventions (whether or not patentable), costs, prices, finances, marketing and advertising plans, software, and information regarding customers, executives and employees.
“Directly or Indirectly” means:
(i) a Shareholder or any employee, agent or representative of a Shareholder (in connection with its relationship with such Shareholder) engaging in, or acting as an agent, representative, consultant, officer, director, independent contractor, or employee of any entity or enterprise that is engaged in, any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business;
(ii) a Shareholderor any employee, agent or representative of a Shareholder (in connection with its relationship with such Shareholder) participating as an owner, partner, limited partner, joint venturer, creditor (other than as a trade creditor in the ordinary course of business) or shareholder (except as a shareholder holding less than a one-percent (1%) interest in a corporation whose shares are traded on a regional or national securities exchange or in the over-the-counter market) in any entity or enterprise that is engaged in any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business; or
(iii) communicating confidential information concerning any past, present, or identified prospective client or customer of the Business to any entity or enterprise that is engaged in any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business.
“Employee Resignation” means the termination of a Shareholder’s employment with an Employer effected by reason of such Shareholder’s voluntary resignation, which shall not include a resignation effected by reason of such Shareholder’s (i) death or (ii) mental or physical disability that renders such Shareholder unable to perform the essential functions of his or her job for a period of not less than six months, as reasonably determined by Buyer.

2

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall refer to any trade or business whether or not incorporated, under common control with Company or Buyer, as applicable, within the meaning of Section 414(b), (c), (m), or (o) of the Internal Revenue Code or Sections 4001(a) or (b) of ERISA.
“First Earnout Period” means the period commencing January 1, 2011 and ending on December 31, 2011.
“First Earnout Target” means an amount equal to $5,000,000.
“For Cause Termination” means a termination of a Shareholder’s employment with an Employer for one or more of the following reasons:
(i) such Shareholder’s breach of Section 4.06 of this Agreement;
(ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment;
(iii) the commission by such Shareholder of an act of fraud upon Buyer or any of its Affiliates, the misappropriation (or attempted misappropriation) of any funds or property of the Buyer or any of its Affiliates or the material violation or breach of Buyer’s Code of Business Conduct and Ethics, as may be in effect from time to time; provided that in the case of a violation or breach of Buyer’s Code of Business Conduct and Ethics (A) Buyer has delivered to such Shareholder a notice specifying the alleged failure to perform his or her duties, (B) such Shareholder has been provided at least 30 days from the date of such notice in which to cure his or her performance, and (C) such Shareholder has not cure his or her performance within such 30-day period.; and
(iv) such Shareholder has failed to perform his or her duties to the standards reasonably required by the Buyer’s Chief Executive Officer, so long as such duties do not require the Shareholder to violate any applicable laws or reasonable ethical standards; provided that (A) Buyer has delivered to such Shareholder a notice specifying the alleged failure to perform his or her duties, (B) such Shareholder has been provided at least 30 days from the date of such notice in which to cure his or her performance, and (C) such Shareholder has not cure his or her performance within such 30-day period.
“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States or any foreign country or any domestic or foreign state, county, city or other political subdivision.

3

“Harmful Code” means any program routine, device or other feature, including a virus, worm, trojan horse, malicious logic or trap door, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to the Software.
“Intellectual Property” means:
(i) Patents, patent applications, patent disclosures, all re-issues, divisionals, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;
(ii) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;
(iii) Copyrights and registrations and applications for registration thereof;
(iv) All right, title and interest in all Software, data and documentation (including modifications, enhancements, revisions or versions of or to any of the foregoing);
(v) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, methods, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);
(vi) Any other proprietary rights recognized by applicable state or Federal law;
(vii) All income, royalties, damages and payments due with respect to Intellectual Property and all other rights thereunder including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;
(viii) All rights to use all of the foregoing forever; and
(ix) All other rights in, to, and under the foregoing in all countries.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service or any successor entity.

4

“Knowledge” means, with respect to the Company, the knowledge of (i) each Shareholder, (ii) the officers and directors of the Company, and (ii) any employee of the Company who is charged with responsibility for a particular area of the operations of the Company related to such fact or other matter. An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or, if such individual is an employee, officer or director of the Company, such individual should be aware of such fact or other matter in the reasonable performance of his or her duties.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change or effect, respectively, in the business, assets, condition (financial or otherwise), or results of operations or prospects of the Business, taken as a whole.
“Net Asset Value” shall mean the total assets of AEC Global less all Liabilities of AEC Global, each as reflected on the AEC Global Balance Sheet.
“Parties” means Buyer and the Shareholders.
“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.
“Person” means an individual, corporation, partnership, association, limited liability company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means (i) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), of which Company or any ERISA Affiliate is or ever was a sponsor or participating employer or as to which Company or any of its ERISA Affiliates makes contributions or ever has been required to make contributions, and (ii) any employment, severance or other arrangement or policy of any of Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation rights, incentive compensation or post-retirement insurance, compensation or benefits, or any nonqualified deferred compensation plan (as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Internal Revenue Code), or any specified fringe benefit plan (as defined in Section 6039D(d)(1) of the Internal Revenue Code).
“Publicly Available” means:
(i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models;
(ii) any software that requires as a condition of use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge; and

5

(iii) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Source License (SISL); and (g) the Apache Software License.
“Registrations” means registrations of patents, copyrights, trademarks, service marks, trade names and domain names related to the Intellectual Property.
“Restricted Period” means (i) with respect to Ren, Xiong and Gutierrez, the period commencing on the AECsoft USA Closing Date and ending on the fifth anniversary of the date thereof and (ii) with respect to Dressin, the period commencing on the AECsoft USA Closing Date and ending on the third anniversary of the date thereof.
“Second Earnout Period” means the period commencing January 1, 2012 and ending on December 31, 2012.
“Second Earnout Target” means $6,000,000.
“Share Consideration” means the shares of Buyer Common Stock issuable to the Shareholders pursuant to this Agreement.
“Share Escrow Amount” means 103,659 shares of Buyer Common Stock.
“Software” means any computer program, operating system, applications system, firmware or software of an nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other intellectual property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Subsidiary” means, with respect to any entity, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such entity is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its subsidiaries.
“Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

6

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.
“Tax Return” means any return, declaration, report, statement or information return required to be filed with any governmental authority with respect to Taxes.
“Territory” means each of the following countries: United States of America, Australia, Brunei, Indonesia, Japan, Republic of Korea, Malaysia, New Zealand Philippines, Singapore, Thailand, People’s Republic of China (including Hong Kong and Macau), Republic of China (a/k/a Taiwan) and Papua New Guinea.
“Third Earnout Period” means the period commencing January 1, 2013 and ending on December 31, 2013.
“Third Earnout Target” means $7,200,000.
“Third Party Software” means all Software owned by third parties that is either (i) licensed, offered or provided to customers of the Company as part of the Services or (ii) otherwise used by the Company in the conduct of the Business.
The following terms are defined in the following Sections:

Agreement	Section
409A Liability	2.20(f)
AEC Global	Recitals
AEC Global Closing Balance Sheet	1.05(b)
AEC Global Capital Stock	2.08(a)
AEC Global Closing	1.04
AEC Global Closing Date	1.04
AEC Global Purchase Price	1.02(b)
AEC Global Share Transfer Agreement	1.04(d)
AEC Global Shares	Recitals
AECsoft USA	Recitals
AECsoft USA Cash Consideration	1.02(a)(i)
AECsoft USA Closing	1.03
AECsoft USA Closing Balance Sheet	1.05(a)
AECsoft USA Closing Date	1.03
AECsoft USA Common Stock	2.08(a)
AECsoft USA Purchase Price	1.02(a)
AECsoft USA Shares	Recitals
AECsoft USA Stock Assignment Agreement	1.03(h)
Agreement	Recitals
Balance Sheet Objection Notice	1.05(c)
Basket Amount	7.02(b)(ii)

7

Agreement	Section
bundling	1.02(c)(ii)
Buyer	Recitals
Buyer Common Stock	1.02(a)(ii)
Buyer Indemnified Parties	7.02(a)
Cash Overage	1.05(d)
Cash Shortfall	1.05(d)
Closing	1.04
Closing Date	1.04
COBRA	2.20(b)
Company	Recitals
Company and its Representatives	4.07
Consolidated Group	2.21(a)
Convertible Securities	2.08(e)
Customer Contracts	2.06(a)(i)
Disclosure Schedules	Article II
Disputes Auditor	1.02(c)(i)
Dressin	Recitals
Earnout Payment	1.02(a)(iv)
Earnout Period	1.02(a)(iv)
Earnout Report	1.02(c)(i)
Employer	1.02(c)(a)(v)
Escrow Agent	1.03(a)
Escrow Agreement	1.03(a)
Escrow Amount	1.02(a)(iii)
Escrow Fund	7.04
Excess Transaction Expenses	7.02(a)(iii)
Financial Statements	2.09(a)
Fundamental Representations	7.01
Fundamental Representations Cap	7.02(b)(ii)
Gutierrez	Recitals
HIPAA	2.20(b)
Indemnifiable Damages	7.02(a)
Indemnified Party	7.05(a)
Indemnifying Party	7.05(a)
Intellectual Property Agreement	1.03(j)
Interim Financial Statements	2.09(a)
Liability and Liabilities	2.10
Litigation Conditions	7.05(b)
Material Contract	2.06(a)
Objection Notice	1.02(c)(i)
Other Shareholders	9.11
Outside Closing Date	8.01(a)(iii)
Permitted Liens	2.13
Pre-Closing Tax Period	5.06(a)
Purchase Price	1.02(b)

8

Agreement	Section
Real Estate	2.12(a)
Receivables	2.23
Recipients	2.20(h)
Ren	Recitals
Required Consents	2.07(b)
Rule 144	5.07
SEC Filings	3.06
Securities Act	2.29
Shareholders	Recitals
Shareholder Indemnified Parties	7.03(a)
Shareholders Agent	7.06(a)
Shares	Recitals
Straddle Period	5.06(a)
Stock Restriction Agreement	1.03(i)
Third Party Claim	7.05(b)
Transaction Expenses	5.04
Transaction Expenses Certificate	1.03(d)
Xiong	Recitals
Year-End Financial Statements	2.09(a)

9